UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

SHENGTAI POWER INTERNATIONAL, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	26-3504254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Building 9, Xinhe New Industrial Park Fuyong Township, Bao An District Shenzhen, China, 518014
(Address of Principal Executive Offices; Zip Code)

Registrant’s Telephone Number, Including Area Code:	86 755 3385 0387

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition for “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Our Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

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our ability to overcome competition in our market;

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the impact that a downturn or negative changes in the consumer electronics prices could have on our business and profitability;

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our ability to simultaneously fund the implementation of our business plan and invest in new projects;

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economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or

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the loss of key members of our senior management.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this registration statement and the documents that we reference and filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except as otherwise indicated by the context, references in this report to:

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“Company,” “we,” “us,” or “our,” are references to the combined business of Shengtai Power International, Inc., a Nevada corporation, together with its wholly-owned subsidiary, HCL, and HCL’s wholly owned subsidiary, Shengtai.

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“China,” the “State” and “PRC” are references to the People’s Republic of China;

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the “Exchange Act” are to the Securities Exchange Act of 1934, as amended; and

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“HCL” are references to Happy Corporation Limited, a Hong Kong limited company;

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“RMB” are to Renminbi, the legal currency of China; and “U.S. dollar,” “USD” or “$,” are to the legal currency of the United States of America (RMB7.3046 = $1.00 for its December 31, 2007 audited balance sheet, with the exception of the equity accounts, and RMB7.8087 = $1.00 for its December 31, 2006 audited balance sheets, with the exception of the equity accounts; the equity accounts were stated at their historical rate; the average exchange rates applied to the income statement and statement of cash flows for the years ended December 31, 2007 and 2006 were RMB7.5653 and RMB8.3117, respectively);

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the “Securities Act” are to Securities Act of 1933, as amended;

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“Shengtai” are to Shenzhen Shengtai Industrial Company Limited, a PRC limited company

In this prospectus we are relying on and we refer to information and statistics regarding the power supply industry that we have obtained from, among other sources:

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iSuppli Corp, an electronics industry research group;

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Information Display Online, an industry journal (April 2008,Vol. 24, No. 04); and

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CCID Market, a China electronics market research group.

This information is publicly available for free and has not been specifically prepared for us for use or incorporation in this Registration Statement or otherwise.

OUR BUSINESS

Overview of Our Business

We are a Nevada holding company whose PRC-based operating subsidiary, Shengtai, is primarily engaged in the research and development, design, production, distribution and support of power supply products. The Company’s main products include power supplies, chargers, Direct Current (DC) regulated power supplies, Alternating Current/Direct Current (AC/DC) power supply adaptors, AC/DC modules, DC/DC converters, and DC/DC modules. Our products are principally used as power supplies for Liquid Crystal Display Televisions (LCD TVs).  Our products are sold by our internal sales team to domestic television and LCD manufacturers, through an established network of distributors who sell our products to customers throughout China, and through a network of trading agents who sell our products to customers in Europe and Asia.

Our Corporate History and Structure

The Company was organized under the laws of the State of Arizona, in 2004, as VT Video Services, Inc., a wholly owned subsidiary of Visitalk Capital Corporation, or VCC, which in turn was a wholly owned subsidiary of Visitalk.com, or Visitalk, as part of the implementation of Visitalk’s Chapter 11 reorganization plan and as such, we were a shell company with no assets or operations. VCC was authorized by the Visitalk plan as the reorganized debtor.  Effective as of June 11, 2008, the name of the Company was officially changed from VT Video Services, Inc. to Bay Peak 1 Acquisition Corp., in connection with our merger into eVillage Energy, Inc., a Nevada Corporation.  eVillage Energy, Inc. was formed solely for the purpose of acquiring our company and had no other business purpose, assets or operations.  On October 22, 2008, we changed our name to Shengtai Power International, Inc., in connection with our reverse merger acquisition of Happy Corporation Limited, or HCL, a Hong Kong limited company.  As a result of the reverse acquisition transaction, we now conduct our operations in the PRC through our wholly owned PRC subsidiary, Shenzhen Shengtai Industrial Company Limited, or Shengtai.

Reverse Acquisition

Prior to October 9, 2008, we were a shell company and had no operations.  On October 9, 2008, we completed a reverse acquisition transaction through a share exchange with HCL, whereby we issued to the shareholders of HCL, 36,580,586 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of HCL.  HCL thereby became our wholly owned subsidiary and its subsidiary, Shengtai, became our indirect subsidiary.  As a result of our reverse acquisition of HCL, on October 9, 2008, Lanny R. Lang, our Secretary, Treasurer and Director since our inception, resigned from all corporate offices held by him and as a director of the Company, after which, Derong Zou was appointed Chief Executive Officer, Tong Luo was appointed Chief Financial Officer and Hongdong Zhang was appointed our Chief Operating Officer. On same day, the board of directors appointed Derong Zou, Hongdong Zhang, Tailin Wang and John Eliasov to serve as members of the board of directors of the Company, with Derong Zou serving as Chairman of the board of directors. On the same day, Cory Roberts, our President, Chief Executive Officer and Director since June 11, 2008, resigned from all corporate offices held by him, but will remain a director of the Company.   In accordance with SFAS 141, we booked this merger using the recapitalization method which consolidated the Company, HCL and Shengtai together and treated the Company as a shell company at the time of the merger. According to Appendix A13 of SFAS 141r, “the acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings), is significantly larger than that of the other.” Since we were a shell company at the time of the merger while HCL had operations through its acquisition of Shengtai and was significantly larger than we were, under SFAS 141, HCL is considered to be the acquirer.

As a condition to the closing of the reverse acquisition, we filed a certificate of amendment to our articles of incorporation with the Nevada Secretary of State on October 22, 2008, to change our name from Bay Peak 1 Acquisition Corp. to Shengtai Power International, Inc.

Acquisition of Shengtai

Our wholly-owned subsidiary, HCL is a Hong Kong limited company that was incorporated on November 8, 2007. Prior to the reverse acquisition described herein, HCL was wholly-owned by Shaoping Lu (a 20% minority holder) and John David Eliasov (the 80% majority holder). On July 6, 2008, HCL entered into an equity purchase agreement to acquire all the capital of Shengtai for RMB10,000,000 (approximately $1,459,854). The transaction was approved on July 10, 2008, by the Shenzhen Bureau of Commerce, subject to the PRC Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors, or Merger Regulations, which requires the equity interest transfer price to be paid in full by a date certain, or in the absence of such express date, within three months commencing from the issuance of the new business license.  If the transfer price is not paid by this date, we may apply to the PRC Foreign Exchange Administration, or the FEA, for an extension of up to one year from the date of the issuance of the license; provided, however, that 60% of the transfer price will be required to be paid within six months from such date.  The FEA may choose not to grant additional time, and if the transfer payment is not paid as required, the authority may impose a cash fine of up to approximately RMB10,000.

On September 5, 2008, a renewed business license was issued by the Shenzhen Administration for Industry and Commerce, and Shengtai was converted into a wholly foreign owned enterprise. Shengtai’s new business license is valid through September 4, 2018 and is subject to renewal 180 days prior to such expiration date.  We expect that such renewal will be granted within 30 days of applying so long as we continue operating within the scope of the business license.

We have applied to the Foreign Exchange Administration for an extension of our transfer payment obligation to September 5, 2009 and we plan to pay 60% of the transfer price by March 5, 2009.  If we do not make the transfer payment by the March 5th deadline or the FEA does not grant us additional time to make the payment, HCL may not be permitted to exercise any decision-making rights, i.e. voting rights, as a shareholder in Shengtai and HCL will not be allowed to consolidate Shengtai’s financial results into its financial statements, both of which result would have a material adverse effect on our business.

Corporate Structure

The following chart reflects our organizational structure as of the date of this registration statement.

Our corporate headquarters are located at Building 9, Xinhe New Industrial Park, Fuyong Township, Bao An District, Shenzhen, China, 518014. Our telephone number is (+86) 755 -3385 0387. We maintain a website at www.adaptorst.com that contains information about our company, but that information is not a part of this prospectus.

Our Industry and Market Trends

Liquid Crystal Display Market

The power supply industry is closely associated with the consumer electronics industry in general and with the market for Liquid Crystal Display, or LCD, products in particular.  LCDs are used to present data and images in a wide variety of applications, ranging from cell phones to car navigation and entertainment systems to the larger displays used in flat panel televisions and computer monitors, including laptop computer screens. The LCD power supply industry is currently made up of many small- and medium-sized companies that manufacture and distribute products to larger LCD TV manufactures for integration to consumer products.

LCD technology allows for a higher level of light output than other types of panel displays and has thus become the mainstream technology in today’s display market.  Generally, companies that manufacture power supplies provide them as a component to other parties, which incorporate them into a finished display unit, which consists of a LCD film, such as a thin film transistor, that bears the image, the power supply and the shell that is used to hold the backlight, film and other components in place. As a result, our customers are typically the assemblers of the LCD modules and customers who are the final assemblers of the products that are sold to consumers.

Liquid Crystal Display Market in China

Similar to the CRT era, when the Chinese government played an important role in developing China's own CRT color TV industry, the Chinese government considers China's flat panel industry as strategic.  According to the 11th five year plan of the Information Industry Ministry, the PRC government is committed to enhancing the construction of a flat television industry, push the television set industry to develop from the lower end of the industry chain to the higher end, focus on the manufacturing of single unit televisions and develop system installation and services capabilities. In 2007, special government funds were set aside to develop various aspects of the LCD supply chain, especially LCD panel production. These include providing incentives for developing production capabilities in the areas of TFT-LCD screens and modules, TFT-LCD color filters, LED backlights, associated manufacturing and test equipment, and integration of the final TV product. Because we manufacture and sell an important component of LCD TVs, we expect to benefit both directly and indirectly from such incentives.  We also expect benefit from the support for our industry at the provincial level. The Guangdong provincial government has begun an aggressive program of support and incentives to foster the development of the province as a major hub for the innovation and production of flat-panel display technology.  For example, the Department of Information Industry of Guangdong Province and the Guangdong Provincial Finance Bureau recently invested RMB58 million in financial support for the TCL Group's Huizhou LCD television assembly project and research into and productization of LCD TV display backlight control technology.

As a result, the domestic market for LCD TVs has rapidly grown and continues to grow, despite the challenging global economic conditions. According to a 2006 White Paper on the China Flat Screen Television Market, released by the State Information Center and State Grid Corporation of China, revenue for flat screen televisions in the domestic retail market for 2005 was $5.57 billion of which $4.54 billion was attributed to LCD TVs. Revenue from flat screen televisions in 2006 increased by 122%, while the sales volume increased 151%. According to the same report sales of flat screens were estimated to increase an additional 68% in 2007 to 8.1 million flat screen televisions. The sales volume of LCD TV was estimated to increase by 80% over the same period.  This rapid increase is partly attributable to the affordability of LCD TV; the average price of LCD TVs in the 32-inch to 42-inch market range decreased by 32% in 2006.  The decrease in the price of LCD TVs along with the increase in consumer discretionary income has had a positive impact on the demand for televisions.  According to iSuppli Corp, the global LCD-TV market is defying the challenging global economic conditions and is expected to continue its rapid growth during the coming years, to become the largest segment of the consumer-electronics industry by 2012.  iSuppli’s China analyst reports that the flat panel TV market in China is booming and slim CRTs are also in fashion, and that the declining prices of LCD TVs in the country are fueling an increase in business for televisions from domestic original equipment manufacturers (OEMs), as well as multinationals further moving their influence into China.  As such, iSuppli expects the China digital TV market to reach $32.9 billion by 2011.  We believe that this significant growth projection is being driven by an increase in the breadth of applications utilizing LCDs to take advantage of their increased brightness and clarity, the development of new LCD-related technologies and the growing use of LCDs in larger screen applications, e.g. television sets.

We consider our industry to be one that is expanding, as electronics are incorporated into a growing number of products and devices that benefit from the display of information and images. We have benefited from certain cost and strategic advantages relative to our competitors, and those advantages have enabled us to maintain attractive margins on our products up to this point. However, as a growing percentage of backlight production shifts to the PRC from higher-cost countries, price competition will increase, and our ability to preserve margins will depend on our continuing to improve our product quality, production efficiency and customer services relative to our competitors.

Our Products

We specialize in the research and development, design, production, distribution and support of power supply products that are principally used for LCDs. The Company’s main products include chargers, DC regulated power supplies, AC/DC power supply adaptors, AC/DC modules, DC/DC converters, and DC/DC modules. Those applications include color displays for a variety of consumer electronic products such as cell phones, car televisions and navigation systems, digital cameras, televisions, computer displays, camcorders, Personal Digital Assistants (PDAs) and Digital Video Disks (DVDs), Compact Disk (CD) and Moving Picture Experts Group Audio III/IV (MP3/MP4) players, appliance displays and the like.

LCD screens are widely used in various electronic products, such as cell phone screens, MP3/MP4 screens, digital photo frames, medical video devices, computer monitors, and LCD TVs. The output of LCD TVs has rapidly increased to meet consumer demand. The global output of LCD TV is expected to 76.7 million units in 2009, according to report of Isuppli, a research company.  With the high growth projections in the LCD TV market there has been an increase in the intensity of the competition from part suppliers to include power supplies such as those manufactured by the Company.

LCDs consist of a top layer that uses electronic impulses, filters and liquid crystal molecules to create an image, often in color. However, the LCD component itself generates relatively little in the way of luminance or light output, making the image on the screen impractical to use on its own under most conditions.  Another component to these displays are backlights, which provide the luminance that enables viewers to see a distinct image on the screen in a wide variety of lighting conditions. Backlights operate much in the same way the bulb in a film projector or a slide projector does, converting the dark image on the film to a bright image that can be readily viewed. Our power supply products are incorporated into LCD products and regulate the electrical current used to operate the LCD, audio and tunes as required.  Our patented dual switch fly back and power correction technology improves safety, electromagnetic compatibility and efficiency of the products and also improves the rationality of circuit structure and production technology of the power supply.  The following table summarizes our major products by product category.

Product Type	Series	Scope of Applicability
Power Supply Products for LCD TVs	300W Series Products	LCD Panel Size 37” – 52”
	200W Series Products	LCD Panel Size 26” – 32”
	Three-in-one Set Power Supply	LCD Panel Size 17” – 19”
	80W Built-in Power Supply	LCD TV and LCD Displays
Inverter Products for LCD	n/a	Lamp Driving of LCD TV and LCD Display
Others (0.6% of 2007 net sales)	60W Series Products	External Power Supply of Digital Communication Products
	12W Series Products	External Power Supply of Digital Communication Products
1.5W Charger	n/a	External Power Supply for Mini-digital Communication Products

Power Supply Products - The power supply product category is our largest product category representing $8.39 million or 50.3% of our net sales for the year 2007.  Our power supply products are designed to different specifications based on the size of the LCD panel they will be used in.  All of our power supply products are designed for use in multiple voltage inputs so they are useable in most countries.

Inverter Products for LCD Panels - Our LCD power inverter products can be sorted as three groups: high voltage board, two-in-one and three-in-one. The function of our high voltage board inverter product is to convert DC voltage to high voltage that can supply power to LCD backlights.  The high voltage product can reach 800 volts alternating currents, or VACs, which could then be enough to light an LCD backlight. Our two-in-one inverter product is a new type of product that combines LCD power supply circuits and LCD backlight power supply circuits to lower the LCD power cost and enabling a more competitively priced LCD product.  Our three-in-one inverter product adds an audio power amplifier control circuit to the original two-in-one power supply, which further improves the integration of the power supply and also lowers the LCD power cost.

Power Adaptors - Power adaptors consist of 60 watt and 12 watt series products, which are used as external power supplies for digital communication appliances.  These products are specially designed for very small consumer electronics.   The chip sets used in our products are purchased from manufactures of semi-conductors such as ON, Inline, Fairchild, and Toshiba. Once received at our manufacturing facility they are modified and updated by our technicians to improve reliability and stability for use in our products.

Manufacturing and Distribution

Most of our products are manufactured in our new state-of-the-art manufacturing facility on a 13,000 square meters site located at Building 9, Xinhe New Industrial Park, Fuyong Township, Bao An District, Shenzhen, People’s Republic of China 518014.  We have three production lines, each production line with a daily production capacity of 1,500 LCD TV power supply products and 3,500 adaptors, or approximately 30,000 LCD TV power supply products and 120,000 adaptors per month.  Our current output is approximately 250,000 to 400,000 and the product lines are running almost under full capacity.

Some of our products are manufactured for us through contractual relationships with other manufacturing companies, in accordance with our own proprietary formulations and know how.  When we work under such arrangements, we make our own production plan, arrange for raw materials supplies and otherwise work closely with such production facilities in an effort to achieve the highest quality standards and product availability.

In order to coordinate and manage the manufacturing of our products, we utilize a significant demand planning and forecasting process that is directly tied to our production planning and purchasing systems. Using this sophisticated planning software and process allows us to balance our inventory levels to provide exceptional service to distributors while minimizing working capital and inventory obsolescence.

Our products are parceled in pearl cotton, then insulated in double layer shell-paper, and finally installed in outer packaging. This treatment is useful to avoid damage from collision as well as improve security during product delivery and storage. We provide on site service for domestic customers, and serve oversea customers through our trading agents.

Major Suppliers of our Raw Materials

Our focus on product quality includes the use of quality materials obtained from selected international suppliers, and thorough quality control inspection of raw materials prior to use in production and finished products prior to shipment. We have our own quality control lab in which we apply the Military Standard that describes the sampling procedures and tables for inspection by attributes (MIL-STD-105E) standard to routinely test raw materials and finished products.

The table below lists our major suppliers of raw materials as of December 31, 2007, showing the cumulative dollar amount of raw materials purchased from them during the fiscal year ended December 31, 2007, and the percentage of raw materials purchased from each supplier as compared to procurement of all raw materials.

Rank	Supplier Name	Cumulative Amount Purchased During Fiscal Year 2007 (RMB million)	Percentage of Total Purchases During Fiscal Year 2007
1	Shenzhen BaoAn ChangDa Industrial Company Limited	8.23	10.98%
2	Shenzhen Keyfaith Electronic Company Limited	5.59	7.47%
3	Shenzhen Dongsheng Electronic Company Limited	5.25	7.02%
4	Xinhua Electronics (Huizhou) Company Limited	5.25	7.01%
5	Shenzhen Xinlilai Hardware and Plastic Company Limited	4.91	6.56%
	Total	29.23	39.04%

The cost of raw materials included in our cost of sales for 2007 and 2006, were $9.90 million and $6.15 million, respectively, representing 86.29% and 87.84% of our cost of sales, respectively. We currently maintain sufficient supplies of raw materials for approximately 30 days of production.  The prices of some of our key input materials such as transformers, line materials, hardware materials and packing materials are currently increasing. However, we are confident that we can offset these increases with our cost reduction programs and by raising the prices of our products.

Our Major Customers

We earn revenues through the sale of our products to domestic television and LCD manufacturers, through an established network of distributors who sell our products to customers throughout China, and through a network of trading agents who sell our products to customers abroad.  However, our product sales are not dependent on any particular distributor or trading agent.  Instead, television and LCD manufacturers have the ultimate decision regarding the purchase of our products.

During fiscal years 2007 and 2006, our five largest customers were the Konka Group, or Konka, Videocon Industries Limited, or Videocon, Skyworth Group Company Limited, or Skyworth, Coby Electronics Company Limited, or Coby, and IVT Technology Limited, or ITV.   These customers combined accounted for approximately $10.53 million, or 63% of our total sales revenue in 2007, and $8.37 million, or 84% of our total sales revenue in 2006.  Our largest customer, Konka, accounted for approximately 20% and 50% of our total revenues for the years ended December 31, 2007 and 2006, respectively.

The geographic distribution of our customer base in China is as depicted in the table below:

Area	Quantity of Consumer 2006	Quantity of Consumer 2007
South	94.92%	73.86%
East	3.89%	5.75%
West	0.53%	1.11%
Middle	0.45%	0.61%
North	0.21%	0%
Overseas	0%	18.67%

The following table shows our largest customers in 2007, ranked in order of percentage of revenues.

Rank	Customer Name	Percentage of Revenue
1	Konka	20%
2	Videocon	18%
3	Skyworth	11%
4	Coby	8%
5	ITV	5%
6	Other Customers	38%
Total Sales (US $)	$16.68 million	100%

Our Sales and Marketing Efforts

Product Sales

We rely on direct distribution and the business development efforts of our organized sales representatives to increase sales. Our sales team maintains close relationships with television and LCD manufacturers to ensure continued awareness of our products and the advantages our products have over those of our competitors.  To help increase market penetration we have established sales offices in Eastern China, the Yangtze River Delta and Europe.

Our sales market is mainly located in the Pearl River Delta, allowing us to maintain long-term relationships with our largest customers who are also located in that area. Our sales team, which includes approximately 18 sales representatives is currently located in Shenzhen and Shanghai. We plan to expand our sales network to cover more Chinese cities, including Beijing, Guangzhou and Qingdao, and in overseas locations in Europe, Asia and the United States.

We currently generate revenues only from the sale of power supplies for LCDs. Since our major production base is in China, and since export revenues and net income in overseas entities did not account for a significant portion of our total consolidated revenues and net income, management believes that the following table presents useful information for measuring business performance, financing needs, and preparing our corporate budget, among other things.

(In million U.S. Dollars)	Years Ended December 31,
	2006	2007
Sales to China domestic customers	9.97	13.57
Sales to overseas customers*	0	3.11
TOTAL	9.97	16.68

* The company sold to the over sea market through domestic agents in 2006, so no data for international markets is available.

During 2006 and 2007, we derived $9.97 million and  $13.57 million, or 100% and 81.33%, respectively, of our revenues from customers in China, including Hong Kong and Taiwan, the domicile of our principal operating subsidiary.

Our Growth Strategy

We are committed to growing our business in the coming years. The key elements of our growth strategy are summarized below:

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Major Market Strategy. We plan to establish strategic partnerships or other product complimentary relationships with LCD monitor mother board/LCD TV mother board companies, in order to synchronize the development of LCD monitors and mother boards and provide one-stop service for LCD manufacturers.  We also plan to further develop the overseas market when we have enough capital in order to establish cooperative supply relationships with manufacturers such as Samsung, Sony, Hitachi, Toshiba and Panasonic. Although our distributors and trading agents may have purchased our products and sold them to these manufacturers, we do not currently receive any direct revenue from any of them.  Our first step in this process is to establish our headquarters in the high-tech area of Shenzhen, China, and increase our production capacity through the acquisition or annexation of other power supply companies in the industry.

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Product Strategy. Our products are LCD and adaptor power supply products but we plan to develop new two-in-one LCD TV power supply products, which is a combination of the original ordinary LCD TV power supply product and an LCD screen backlight circuit. This new product integrates two different kinds of power supply products, can lower the cost of power supply to LCD TVs and give our products a competitive edge. We also plan to invest more in the research and development of three-in-one LCD TV power supply products, which adds an audio power magnifier control onto the two-in-one LCD TV power supply product.  We expect that this technology will improve the integration of the LCD TV power supply circuit and provide us with additional competitive advantages. We are also planning to cooperate with manufacturers of LED power supply, medical power supply, electricity power supply and communication power supply to diversify and gain advantages in the industrial product market.

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Sales Strategy. Our sales revenue mainly depends on our domestic sales force and combines direct selling with market promotion. We plan to set up representative offices in East China, the Yangzi River Delta and Europe to further develop our domestic and international market in order to better control orders for power supply products from television manufacturers and better ensure the stability and growth of the company.

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Acquisition Strategies. We plan to acquire or enter into joint ventures and cooperation agreements with suitable domestic power supply companies in the next 3 to 5 years.  We are very familiar with the power supply industry in China and we have a deep knowledge and understanding of its viable manufacturers, product offerings and customers.  We believe that this will enable us to screen and select the right target companies for acquisition or cooperation. Our goal is to become one of the largest designers and manufacturers of power supply products for business and home appliances.

Our Research and Development Efforts

Our research and development department is located at our administrative offices in Shenzhen, China. As of September 30, 2008, we have 25 research and development personnel, 18 of whom hold advanced degrees. Our research and development department is responsible for developing advanced technologies and new power supply products and for training technicians. We are currently developing a new two-in-one power supply that combines ordinary LCD TV power circuits and LCD screen back light power circuits into a single unit to reduce overall manufacturing costs and simplify installation for manufacturers using our power supplies.

We spent approximately $220,000, $350,000 and $470,000 for the years ended 2005, 2006 and 2007, respectively, on research and development efforts to improve existing products and processes and to develop new products, not including the expense related to enhancing our current power supply products to meet customer specifications. We plan to increase our research and development efforts in 2008 and have budgeted $600,000 for this purpose.

In addition to our product development work, taking existing, available technology and adapting it to the specific customer needs for a particular product, we engage in research and development, which involves developing new, proprietary techniques or products. We believe that our growth rate is attributable to our patents in the area of two-in-one and three-in-one power supplies, as well as other technological innovations that we believe improve the quality and durability of our products relative to other power supply manufacturers.

We are engaged in efforts to develop some technologies that reduce energy consumption and other environmental impacts of our devices. The innovations can be used for a variety of applications in screens of almost all sizes. Management believes that many of our new technologies will be patentable, and we expect to file for and maintain both Chinese and/or international patents where the value of the invention warrants the expense and effort of doing so.

Our Competition

The market for power supply products in China have developed in recent years.  The use of LCD screens in various electronic products have rapidly increased to meet consumer demand. The global output of LCD TVs, in particular, is expected to reach 76.7 million units in 2009, according to a report of Isuppli, an industry research group. With the high growth projections in the LCD TV market, there has been an increase in the intensity of competition from the manufacturers of power supply products to include their parts in these products.

As with most other products, a competitive advantage in the market for power supplies is derived from a favorable combination of quality, price and customer service.  We believe that we are well-positioned to compete effectively in all three of those areas.  Our patented dual switch fly back technology in our large sized LCD TV power supply products, simplifies our production technology and effectively lowered our costs, affording us more profits and a stronger competitive advantage.  In addition, China’s well-known labor cost advantages relative to Japan, Korea and Taiwan have enabled us to put price pressure on our foreign rivals, thereby helping us to gain market share while maintaining profitability and margins, as our financial results show.  However, as more of the world’s power supply production shifts to China, our comparative advantage due to lower costs relative to other Asian countries will diminish and many potential competitors could enter the market without significant barriers to entry.

Currently, the major manufacturers of LCD TV power supply products, such as Delta, FSP and Lite-on, are located in Taiwan. Their products account for approximately 70% of the LCD TV power supply market. These manufactures are the primary power supply manufactures for Samsung, Philips and Sony, among others. These companies have a comparative advantage in capital and scale, but their products are quite expensive and are mainly oriented for the high-end market.  With the rapid growth of the LCD TV industry, more and more domestic companies are now engaged in the production of LCD TV power supply products. However, a majority of them have not explored or developed independent intellectual property rights, and the core technology of LCD TV power supply products is still controlled by a few companies, including ours. In addition, since LCD TV manufacturers prefer to choose power supply products with better quality, new entrants to the industry will need to spend at least three years in research and development in order to reach the quality control standards set by LCD TV manufacturers.

Our senior management team brings over a decade of industry knowledge regarding our industry and regarding current and potential competitors. We believe that our main domestic competitors are Shenzhen Jewel Electronic and Technology Co. Limited, or Shenzhen Jewel, and Shenzhen Megemeet Co. Limited, or Megemeet, who combined hold a 15 to 20% market share.  Shenzhen Jewel was previously a transformer producer and we believe that it lacks experience in the production of power supply products, which causes issues with the stability and security of its products and has caused a gradual decline in its market share.   Megemeet is good at product research and development, but it does not have its own production facilities, which causes critical issues related to quality control and renders it unable to accept a great deal of orders or to complete production and timely delivery of its products to its customers’ satisfaction.  Furthermore, while our power supply products can be used in all kinds of LCD products, Megemeet and Shenzhen Jewel’s products are mainly used in LCD monitors and large sized LCD TV sets, a smaller market compared to the market for all products. In addition, we currently meet the new environmental protective standards in all our departments, including research and development, design and production, thereby securing a place for our products in future markets.

Competitive Strengths

We believe that our competitive strengths include the following:

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Experience and Proven Management Team . We have over 7 years experience in the design, manufacture and sales of power supply products. In addition, our management team has a proven track record of successful management and has a great deal of experience in the consumer electronics and power supply industry and business development. The Company has an experienced management team which operates under the strategic direction of the Board of Directors. The management team has extensive knowledge and experience in the design, production and distribution of power supplies. Our Chief Executive Officer, Mr. Derong Zou, has assembled a team of experienced executives, including Mr. John Eliasov, Mr. Hongdong Zhang, Mr. Zhang Qian, Mr. Tailin Wang, Mr. Liang Qiang, and Mr. Tong Luo. Details regarding these key members is disclosed under the heading Our Directors and Officers , herein.

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Low Cost Manufacturing and High Quality. The use of our patented dual switch fly back and Power Factor Correction (PFC) circuit technologies has simplified our products, while ensuring product quality and product stability, and effectively reducing our raw materials and production costs. In addition, our use of high quality chips from top companies, such as ON, Infineon, Fairchild, and Toshiba, makes our power supply products more effective, longer lasting and energy efficient.

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Short Delivery Cycle .  An important factor in our ability to compete is our relative short cycle time from the receipt of a customer’s order to the initial delivery of products to the customer. On average, this is a 10- to 20-day process for us, while many of our competitors take longer to reach the same result. Our short cycle time is due to, among other things, our modern facilities and equipment, along with our large and skilled product development staff.

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Research and Development and Technology. We have a strong research and development department that continuously develops new products and introduce new technologies. We collaborate under technological consulting contracts with personnel at the University of Electronic Science and Technology of China (Chengdu) and No. 43 Institute of Hefei to enhance the technical power of the company. We are paying the above consultants in two ways, a RMB480,000 annual consulting fee and profit dividend. When the University and Institute have good innovation, improvement regarding LCD power supply, two in one and three in one power supply to reduce cost and improve competitive capability, according to the profit the patent to non patented technology bring the company after 12 months, the company will pay a certain amount of dividend according to the amount both parties agreed before start manufacturing with the technology.   One example of this advanced technology is our patented dual switch fly back and PFC circuit technologies, which simplified and improved on product quality. Another example is our newly developed LCD TV power supply that combines ordinary LCD TV power supply circuits with LCD screen back light power supply circuits. We have applied to the PRC State Intellectual Property Office for the design copyright for this product.

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Strong Brand Recognition . We believe that our strong Shengtai ™ brand drives the sales of our products, regardless of the action of competitors and competitor’s products. A strong brand ensures market acceptance and facilitates market penetration of our new products. In order to bolster and grow the Shengtai ™ brand, stringent quality control and assurance are our highest priority, and our ongoing marketing, advertising and public relations efforts continue to stress the quality, safety and innovativeness of our products. With a strong brand, excellent brand awareness in our target markets and a passionate and dedicated distribution channel, we believe that we are ideally placed to leverage goodwill from our brand into future growth.

Regulation

Because our operating subsidiary is located in the PRC, we are regulated by the national and local laws of the PRC. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

We are also subject to PRC’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, Foreign Invested Enterprises, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to its general reserves until the cumulative amount of such reserves reaches 50% of its registered capital, which is currently 10,000,000.00 Renminbi or about 1,500,000.00 US Dollars. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

As a manufacturer of consumer products that are distributed to U.S. consumers, we are also subject to the US Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products. To date our products have not been subject to any product recalls initiated by the Consumer Products Safety Commission

Our distributors also require that our products carry a UL Mark (Underwriters Laboratory) or a CE Mark, respectively. Underwriters Laboratories, Inc. evaluates products, components, materials and systems for compliance to specific requirements, and permits acceptable products to carry the UL (certification) Mark, as long as they remain compliant with such standards. A manufacturer of a UL certified product must demonstrate compliance with the appropriate safety requirements, many of which are developed by UL and demonstrate that it has a program in place to ensure that each copy of the product complies with the appropriate requirements. If a product design is modified, a representative example may need to be retested before a UL Mark can be attached to the new product or its packaging. The CE marking is a mandatory European marking for certain product groups to indicate conformity with the essential health and safety requirements set out in European Directives. To permit the use of a CE mark on a product, proof that the item meets the relevant requirements must be documented. Sometimes this is achieved using an independent testing organization which evaluates the product and its documentation. Often it is achieved by a company-internal self-certification process. In either case, the responsible organization (manufacturer, representative, importer) has to issue an EC-Declaration of Conformity (EC-DoC) indicating its identity, the list of European Directives he declares compliance with, a list of standards the product complies with, and a legally binding signature on behalf of the organization. All our products are UL or CE certified in the PRC, United States, Canada and the European Union. In addition, we hold an ISO9001:2000 certificate of international quality, issued in Germany.

Laws regulating certain consumer products also exist in some cities and states, as well as in other countries in which we sell our products. We believe that we are in material compliance with all of the laws and regulations applicable to us.

Our Intellectual Property

The continued success of our business is dependent on our intellectual property portfolio consisting of registered trademarks, design patents and utility patents related to our products.  We currently own a ten-year design patent for our “power circuit board of liquid crystal display” technology, that was awarded on July 16, 2008, and our application for a utility patent for our “power switching circuit” is still in progress.  We believe with the rapid technological developments in this area and our continued R&D efforts, new technologies will emerge that will enhance or replace our current patented technology in the next 10 years, so we currently do not intend to renew our design patent when it expires on July 15, 2018.

The foregoing patent and patent application rights were formerly held in the name of Mr. Feng Ding. However, Mr. Ding transferred these rights to Shengtai, pursuant to a transfer agreement, dated April 3, 2007, for a purchase price of RMB4,500,000 (approximately $594,821 at the time).  PRC regulations require that the transfer documents be filed with the relevant PRC state patent administration department in order to effect the transfer of the patent and the patent application rights.  We are in the process of filing the transfer documents in order to effectuate the transfer which process we expect to be complete before the end of our 2009 fiscal quarter.  In the interim, we have already paid the related transfer fees for the rights and Mr. Ding is cooperating with us to effect the transfer.

We market our products under the trademark or Shengtai™.

In addition, we protect our technological know-how through confidentiality agreements entered into with the employees in our production department.

Our Employees

As of September 30, 2008, we had a total of 357 full-time employees and 20 part-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Full-time Employees
Production	275
Sales	18
Administration	34
Finance	5
Research and Development	25
Total	357

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our ability to achieve our operational and financial objectives depends in part upon our ability to retain key technical, marketing and operational personnel, and to attract new employees as required to support growth. Working capital constraints may impair our ability to retain and attract the staff needed to maintain current operations and meet the needs of anticipated growth.

In addition, we rely on consultants to a significant extent to supplement our regular employee staff in certain key functional areas and to support management in the execution of our business strategy. These consultants are independent contractors. There can be no assurance that, if one or more of the consultants were to terminate their services, we would be able to identify suitable replacements. Failure to do so could materially and adversely affect our operating and financial results.

As required by applicable Chinese laws, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this annual report, before investing in our securities. If any of the following risks actually occurs, our business could be harmed. You should refer to the other information set forth or referred to in our annual report, including our consolidated financial statements and the related notes incorporated by reference herein.

RISKS RELATED TO OUR BUSINESS

Adverse trends in the electronics industry, such as an overall decline in price or a shift away from products that incorporate our power supplies, may reduce our revenues and profitability.

Our business depends on the continued vitality of the electronics industry, which is subject to rapid technological change, short product life cycles and profit margin pressures. In addition, the electronics industry historically has been cyclical and subject to significant downturns characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. It is also characterized by sudden upswings in the cycle, which can lead to shortages of key components needed for our business, for which there is not always an alternative source. Economic conditions affecting the electronics industry in general or our major customers may adversely affect our operating results by reducing the level of business that they furnish to us or the price they are willing to pay for our products. If our customers’ products fail to gain widespread commercial acceptance, become obsolete or otherwise suffer from low sales volume, our revenues and profitability may stagnate or decline.

 A few customers account for a significant portion of our sales, and the loss of any one of these customers may reduce our revenues and profits.

A significant portion of our revenue is generated from a small number of customers. The aggregate percentage of the revenue contributed by our top three customers in the year ended December 31, 2007 was 50%, with roughly 38% coming from the two largest customers. Under present conditions, the loss of any of these customers, or a significant reduction in our level of sales to any or all of them, could have a material adverse effect on our business and operating results.

We do not have long-term purchase commitments from our customers and may have to rely on customer forecasts in making production decisions, and any cancellation of purchase commitments or orders may result in the waste of raw materials or work in process associated with those orders, reducing both our revenues and profitability.

As a power supply manufacturer, we must provide increasingly rapid product turnaround. A variety of conditions, both specific to individual customers and generally affecting the demand for these products, may cause customers to cancel, reduce or delay orders. Cancellations, reductions or delays by a significant customer or by a group of customers would result in a material reduction in revenue. Those customer decisions could also result in excess and obsolete inventory and/or unabsorbed manufacturing capacity, which could reduce our profits or impair our cash flow. On occasion, customers require rapid increases in production, which can strain our resources, leading to a reduction in our margins as a result of the additional costs necessary to meet those demands.

Our customers generally do not provide us with firm, long-term volume purchase commitments. In addition, industry trends over the past five years have led to dramatically shortened lead times on purchase orders, as rapid product cycles have become the norm. Although we sometimes enter into manufacturing contracts with our customers, these contracts principally clarify order lead times, inventory risk allocation and similar matters, rather than providing for firm, long-term commitments to purchase a specified volume of products at a fixed price. As a result, customers can generally cancel purchase commitments or reduce or delay orders at any time. The large percentage of our sales to customers in the electronics industry, which is subject to severe competitive pressure, rapid technological change and product obsolescence, increases our inventory and overhead risks, among others, as we must maintain inventories of raw materials, work in process and finished goods to meet customer delivery requirements, and those inventories may become obsolete if the anticipated customer demand does not materialize.

We also make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements, personnel need, and other resource requirements, based upon our estimates of customer requirements. The short-term nature of our customers’ commitments and the possibility of rapid changes in demand for these products reduce our ability to estimate accurately the future requirements of those customers. Because many of our costs and operating expenses are fixed, a reduction in customer demand can reduce our gross margins and operating results. In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer. Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

Failure to optimize our manufacturing potential and cost structure could materially increase our overhead, causing a decline in our margins and profitability.

We strive to utilize the manufacturing capacity of our facilities fully but may not do so on a consistent basis. Our factory utilization is dependent on our success in accurately forecasting demand, predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that it intends to produce. Demand for contract manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including: utilization rates of manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, and maintenance of contaminant-free operations. Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

Moreover, our cost structure is subject to fluctuations from inflationary pressures in China and other geographic regions where we conduct business. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed increases in productivity. In addition, these may not be compensated for and may be exacerbated by currency movements.

We face intense competition, and many of our competitors have substantially greater resources than we have. Increased competition from these competitors may reduce our revenues or decrease our margins, either or both of which would reduce our profitability and could impair cash flow.

We operate in a competitive environment that is characterized by price deflation and technological change. We compete with major international and domestic companies. Our major competitors include Shenzhen Jewel Electronic and Technology Co. Limited, Shenzhen Megemeet Co. Limited and other similar companies primarily located in Japan, Taiwan, Korea, Hong Kong and China Mainland. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. Many competitors have production lines that allow them to produce more sophisticated and complex devices than we currently do and to offer a broader range of display devices to our target customers. Other emerging companies or companies in related industries may also increase their participation in the display and display module markets, which would intensify competition in our markets. We might lose some of our current or future business to these competitors or be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability.

We depend on the market acceptance of our customers’ products, and significant slowdown in demand for those products would reduce our revenues and our profits.

Currently, we do not sell products to end users. Instead, we design and manufacture various power supply product solutions that our customers incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers’ products. Any significant slowdown in the demand for our products would likely reduce our revenues and profits. Therefore, we must identify industries that have significant growth potential and establish strong, long-term relationships with manufacturers in those industries. Our failure to identify potential growth opportunities or establish these relationships would limit our revenue growth and profitability.

We extend credit to our customers and may not be able to collect all receivables due to us, and our inability to collect such receivables may have an adverse effect on our immediate and long-term liquidity.

We extend credit to our customers based on assessments of their financial circumstances, generally without requiring collateral. As of December 31, 2007, our accounts receivable, after deducting an allowance for bad debts, was nearly $3.17 million. Our overseas customers may be subject to economic cycles and conditions different from those of our domestic customers. We may also be unable to obtain satisfactory credit information or adequately secure the credit risk for some of these overseas customers. The extension of credit presents an exposure to risk of uncollected receivables. Additionally, we may not realize from receivables denominated in a foreign currency the anticipated amounts in United States dollar terms due to fluctuations in currency values. Our inability to collect on these accounts may reduce on our immediate and long term liquidity.

The growth of our business depends on our ability to finance new products and services and these increased costs may reduce our cash flows and, if the products and services in which we have invested do not succeed, it would reduce our profitability.

We operate in the consumer electronics industry, which is characterized by rapid change. New technologies are appearing with increasing frequency to supplant existing technologies. In order to capture increased market share, manufacturers are adopting a shorter product life cycle from a cosmetic, if not functional, standpoint, but those cosmetic changes generally have little if any direct effect on the power supply products that the new designs incorporate. Technological advances, the introduction of new products, new designs and new manufacturing techniques could render our inventory obsolete, or it could shift demand into areas where we are not currently engaged. If we fail to adapt to those changing conditions in a timely and efficient manner, our revenues and profits would likely decline. To remain competitive, we must continue to incur significant costs in product development, equipment and facilities and to make capital investment. These costs may increase, resulting in greater fixed costs and operating expenses.

Our future operating results will depend to a significant extent on our ability to continue to provide new product solutions and electronic manufacturing services that compare favorably on the basis of time to market, cost and performance with the design and manufacturing capabilities and competing third-party suppliers and technologies. Our failure to increase our net sales sufficiently to offset these increased costs would reduce our profitability.

We are subject to lengthy sales cycles, and it could take longer than we anticipate before our sales and marketing efforts result in revenue.

Our focus on developing a customer base that requires custom power supplies and devices means that it may take longer to develop strong customer relationships. Moreover, factors specific to certain industries have an impact on our sales cycles. In particular, those customers who operate in or supply to the medical and automotive industries require longer sales cycles, as qualification processes are longer and more rigorous, often requiring extensive field audits. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue to us, if at all. As a result, the return on the time and effort invested in developing these opportunities may be deferred, or may not be realized at all, reducing our profitability.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and customer claims, causing us to sustain additional costs, loss of business reputation and legal liability.

We manufacture products to our customers’ requirements, which can be highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs, and if they occur in large quantity or frequently, we may sustain additional costs, loss of business reputation and legal liability.

We could become involved in intellectual property disputes, resulting in substantial costs and diversion of our management resources. Such disputes could materially and adversely affect our business by increasing our expenses and limiting the resources that we can devote to expansion of our business, even if we ultimately prevail.

Shengtai currently possesses one Chinese patent and one patent application right. If a patent is infringed upon by a third party, we may need to devote significant time and financial resources to attempt to halt the infringement. We may not be successful in defending the patents involved in such a dispute. Similarly, while we do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; we may be required to spend a significant amount of time and financial resources to resolve any infringement claims against us. We may not be successful in defending our position or negotiating an alternative remedy. Any litigation could result in substantial costs and diversion of our management resources and could reduce our revenues and profits.

Our customers may decide to design and/or manufacture the products that they currently purchase from us, which may reduce our revenues and profits, as we may not be able to compete successfully with these in-house developments.

Our competitive position could also be adversely affected if one or more of our customers decide to design and/or manufacture their own backlights and display modules. We may not be able to compete successfully with these in-house developments by our customers, which would tend to favor their in-house supply over us, even in cases where price and quality may not be comparable.

We may develop new products that may not gain market acceptance, and our significant costs in designing and manufacturing services for new product solutions may not result in sufficient revenue to offset those costs or to produce profits.

We operate in an industry characterized by frequent and rapid technological advances, the introduction of new products and new design and manufacturing technologies. As a result, we may be required to expend funds and commit resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and continually enhancing design and manufacturing processes and techniques. We may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. We could, therefore, incur significant sums in design and manufacturing services for new product solutions that do not result in sufficient revenue to make those investments profitable. Furthermore, customers may change or delay product introductions or terminate existing products without notice for any number of reasons unrelated to us, including lack of market acceptance for a product. Our future operating results will depend significantly on our ability to provide timely design and manufacturing services for new products that compete favorably with design and manufacturing capabilities and third party suppliers.

Our component and materials suppliers may fail to meet our needs, causing us to experience manufacturing delays, which may harm our relationships with current or prospective customers and reduce sales.

We do not have long term supply contracts with the majority of our suppliers or for specific components. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass to our customers. In our industry, at times, there are shortages of some of the materials and components that it uses. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce sales. Moreover, some suppliers may offer preferential terms to our competitors, who may have greater buying power or leverage in negotiations. That would place us at a competitive disadvantage.

We may be affected by power shortages, causing delays in delivery of products to our customers, resulting in possible loss of business or claims against us and cause us to lose future business from those or other customers.

Our manufacturing facility consumes a significant amount of electricity, and there are a significant number of industrial facilities in the area where this factory is located. Therefore, power shortages may occur and the facility may be deprived of electricity for undetermined periods of time. This may result in longer production timeframes and delays in delivery of product to our customers. Failure to meet delivery deadlines may result in the loss of business or claims against us, which may have a material and adverse effect on our business, profitability and reputation.

Our financial performance could be harmed if compliance with new environmental regulations becomes too burdensome.

Although we believe that we are operating in compliance with applicable Chinese government environmental laws, there is no assurance that we will be in compliance consistently, as such laws and regulations or their interpretation and implementation change. Failure to comply with environmental regulation could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional equity or debt financing to provide the capital required to maintain or expand our design and production facilities and equipment and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

Our products are manufactured at our production facility located in Shenzhen in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material adverse effect on our business, financial condition and results of operations.

We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for machinery and inventories of raw materials. There is no assurance that our insurance would be sufficient to cover all of our potential losses.

Due to our geographic location of our main manufacturing facilities, the recent earthquake in Sichuan province does not have any material impact in our operation. Our production was neither disrupted nor affected.

Failure to manage growth effectively could result in inefficiencies that could increase our costs, reducing our profitability.

We have increased the number of our manufacturing and design programs and intend to expand further the number and diversity of our programs. The number of locations where we manufacture may also increase. Our ability to manage our planned growth effectively will require us to:

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Enhance quality control, operation, financial and management systems;

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Expand facilities and equipment; and

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Successfully hire, train and motivate additional employees, including the technical personnel necessary to operate our production facilities.

An expansion and diversification of our product range, manufacturing and sales will result in increases in our overhead and selling expenses. We may also be required to increase staffing and other expenses as well as expenditures on plant, equipment and property in order to meet the anticipated demand of our customers. Customers, however, generally do not commit to firm production schedules for more than a short time in advance. Any increase in expenditures in anticipation of future orders that do not materialize would adversely affect our profitability. Customers also may require rapid increases in design and production services that place an excessive short-term burden on our resources and reduce our profitability.

Potential strategic alliances may not achieve their objectives, which could lead to wasted effort or involvement in ventures that are not profitable and could harm our company’s reputation.

We are currently exploring strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase our manufacturing capacity, provide additional know-how, components or supplies, and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances we entered into may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated. As a result, the alliances themselves may run at a loss, which would reduce our profitability, and if the products or customer service provided by such alliances were of inferior quality, our reputation in the marketplace could be harmed, affecting our existing and future customer relationships.

We may not be able to retain, recruit and train adequate management and production personnel. We rely heavily on those personnel to help develop and execute our business plans and strategies, and if we lose such personnel, it would reduce our ability to operate effectively.

Our success is dependent, to a large extent, on our ability to retain the services of our executive management, who have contributed to our growth and expansion to date. The executive directors and vice president of  production play an important role in our operations and the development of our new products. Accordingly, the loss of their services, in particular Mr. Derong Zou and Hongdong Zhang, without suitable replacements, will have an adverse affect on our business generally, operating results and future prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by Shenzhen and our operations. With the economic growth currently being experienced in China, competition for qualified personnel will be substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract qualified personnel will enable us to remain competitive internationally. Inability to attract such personnel may or the increased cost of doing so could reduce our competitive advantage relative to other backlight producers, reducing or eliminating our growth in revenues and profits.

RISKS RELATING TO DOING BUSINESS IN CHINA

If China does not continue its policy of economic reforms, it could, among other things, result in an increase in tariffs and trade restrictions on products we produce or sell following a business combination, making our products less attractive and potentially reducing our revenues and profits.

China’s government has been reforming its economic system since the late 1970s. The economy of China has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas.

However, in recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the government of China have had a positive effect on the economic development of China, additional changes still need to be made. For example, a substantial portion of productive assets in China are still owned by the Chinese government. Additionally, the government continues to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed, but should they occur, they could reduce our operating flexibility or require us to divert our efforts to products or ventures that are less profitable than those we would elect to pursue on our own.

A recent positive economic change has been China’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. It is believed that China’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States. However, China has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations between the United States and China may be strained, and this may have a negative impact on China's economy and our business by leading to the imposition of trade barriers on items that incorporate our products, which would reduce our revenues and profits.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could leave us unable to use the assets we have accumulated for the purpose of generating profits for the benefit of our shareholders.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially reduce the value of our business by making us uncompetitive or, for example, by reducing our after-tax profits. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China, where a significant portion of our profits are generated.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

The performance of the agreements and the operations of our factories are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

Because our operations are international, we are subject to significant worldwide political, economic, legal and other uncertainties that may make collection of amounts owed to us difficult or costly, or conducting operations more difficult should materials needed from certain places be unavailable for an indefinite or extended period of time.

We have subsidiaries in China and Hong Kong. Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets is located there. However, we sell our products to customers worldwide, with concentrations of customers in Taiwan, Hong Kong, Europe, Asia and China Mainland. As a result, we will have receivables from and goods in transit to those locations. Protectionist trade legislation in the United States or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of United States laws and regulations, changes to which may affect our ability to transact business with certain customers or in certain product categories.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other business for which we would need access to foreign currency exchange.

Renminbi, or RMB, is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund business activities outside China or to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies. For example, RMB cannot be converted into foreign currencies for the purpose of expatriating the foreign currency, except for purposes such as payment of debts lawfully owed to parties outside of China. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

The State Administration for Foreign Exchange, or SAFE, regulates the conversion of the RMB into foreign currencies. Currently, Foreign Invested Enterprises, or FIE, are required to apply for “Foreign Exchange Registration Certificates,” which permit the conversion of RMB into foreign exchange for the purpose of expatriating profits earned in China to a foreign country. Our China subsidiary, Shengtai, is a FIE that has obtained the registration certifications, and with such registration certifications, which need to be renewed annually, Shengtai is allowed to open foreign currency accounts including “current account” and “capital account.” Currently, conversion within the scope of the “current account”, e.g. remittance of foreign currencies for payment of dividends, etc., can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account”, e.g. for capital items such as direct investments, loans, securities, etc., still requires the approval of SAFE. In accordance with the existing foreign exchange regulations in China, Shengtai is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements.

Although we have not experienced any difficulties in the repatriation of our profits out of China or in meeting our foreign exchange needs to date, there can be no assurance that the current foreign exchange measures will not be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. As a result, if we intend to distribute profits outside of China, there can be no assurance that we will be able to obtain sufficient foreign exchange to do so.

In addition, on October 21, 2005, SAFE promulgated Notice 75, Notice on Issues concerning Foreign Exchange Management in People’s Republic of China Residents’ Financing and Return investments through Overseas Special Intention Company. Notice 75 provides that Chinese residents shall apply for Foreign Exchange Investment Registration before establishing or controlling an Offshore Investment Company, or an OSIC, which is defined by Notice 75 as a foreign enterprise directly established or indirectly controlled by Chinese residents for foreign equity capital financing with their domestic enterprise assets and interests.

Notice 75 further requires that Chinese residents shall process the modification of foreign investment exchange registration for the interests of net assets held by Chinese residents in an OSIC and its alteration condition, if Chinese residents contributed their domestic assets or shares into the OSIC, or processed foreign equity capital financing after contributing their domestic assets or shares into the OSIC.

Pursuant to Notice 75, Chinese residents are prohibited, among other things, from distributing profits or proceeds from liquidation, paying bonuses, or transferring shares of the OSIC outside of China if Chinese residents have not completed or do not maintain the Foreign Investment Exchange Registration.

However, we cannot provide any assurance that Chinese regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiary in China generates a significant proportion of our revenue and these revenues are denominated mainly in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders or for funding our other business activities outside China.

We are subject to various tax regimes, which may adversely affect our profitability and tax liabilities in the future.

Shengtai has subsidiaries and/or operations or other presence in the U.S., China, and Hong Kong, and it will be subject to the tax regimes of these countries. Although virtually all of Shengtai’s profits will be earned outside of the U.S., under U.S. tax laws it is possible that some or much of Shengtai’s earnings will be subject to U.S. taxation. That may be true even if Shengtai does not repatriate any of its foreign earnings to the U.S. If that occurs, Shengtai’s after-tax profits could decrease significantly. Shengtai will attempt to structure its operations in a manner that minimizes its overall corporate tax costs, but there is no assurance that it will be able to avoid having to pay significantly higher taxes than we have paid historically.

 As we were established under the laws of the state of Nevada, we are subject only to federal income tax and state income tax. Because our main operating activities are located outside the U.S., the taxable income outside the U.S. may not be able to offset the taxable loss generated in the U.S. We may have accumulated certain net operation loss carry forwards; however, due to the changes in ownership, the use of these net operation loss carry forward may be limited in accordance with the U.S. tax laws.

In addition, any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect Shengtai’s profitability and tax liabilities in the future.

Because Chinese law will govern almost all of our material agreements after the Share Exchange, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements after the Share Exchange. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets will be located outside of the United States and most of our officers and directors will reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Because most of our officers and directors reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States. Also, because our officers will likely be residing in China at the time such a suit is initiated, so achieving service of process against such persons would be extremely difficult. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization, which could leave us subject to retaliatory actions by other governments and reduce our ability to sell our products internationally.

China has agreed that foreign companies will be allowed to import most products into any part of China. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner. If China does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which we sell our products, which could render our products less attractive, thus reducing our revenues and profits.

There can be no guarantee that our management will continuously meet its obligations under Chinese law to enable distribution of profits earned in China to entities outside of China.

A circular recently promulgated by the State Administration of Foreign Exchange, or SAFE, has increased the ability of foreign holding companies to receive distributions of profits earned by Chinese operating subsidiaries. While they have agreed to meet those annual requirements, it is possible that they will fail to do so, which could limit our ability to gain access to the profits earned by Shengtai. The result could be the inability to pay dividends to our stockholders or to deploy capital outside of China in a manner that would be beneficial to our business as a whole.

We may incur material product liability claims, which could increase our costs and harm our financial condition and operating results.

It is possible that widespread product liability claims could increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, thereby requiring us to pay substantial monetary damages and adversely affecting our business. Finally, given the higher level of self-insured retentions that we have accepted under our current product liability policies, which we will provide product liability insurance upon request by our customers, as at the time of this filing, none of our current customers have requested such insurance coverage. And so far, we haven’t had any incident that damages were reported and determined to be cause by our products. Since our customers are large LCD TV manufactures, we only supply parts for the customers to use to further manufacturers finished product to consumers, the general industry practice is that the TV manufacturers will have product liability insurance that cover the whole product they produce.

Substantially all of our assets are located in Shenzhen, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations, financial position and prospects are subject to a significant degree to the economic, political and legal developments of the PRC.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Our primary source of funds of dividends and other distributions from our operating subsidiaries in China are subject to various legal and contractual restrictions and uncertainties, and our ability to pay dividends or make other distributions to our shareholders are negatively affected by those restrictions and uncertainties.

We are a holding company established in Nevada and conduct our core business operations through our principal operating subsidiary, Shengtai in China. As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from Shengtai. If the subsidiary incurs debt on its own behalf, the debt instruments may restrict its ability to pay dividends or make other distributions, which in turn would limit our ability to pay dividends on our shares. Under the current PRC laws, because we are incorporated in the Nevada, our PRC subsidiary  is regarded as a Foreign Invested Enterprise in China. Although dividends paid by foreign invested enterprises, such as wholly foreign-owned enterprises and sino-foreign joint ventures, are not subject to any PRC corporate withholding tax, the PRC laws permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses. In addition, if we make additional capital contributions to our PRC subsidiaries (which may occur through the capitalization of undistributed profits), then additional approval of the PRC government would be required due to an increase in our registered capital and total investment in Shengtai. Under the PRC laws, Shengtai is required to set aside a portion of its net income each year to fund designated statutory reserve funds. These reserves are not distributable as cash dividends. As a result, our primary internal source of funds of dividend payments from our subsidiary is subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders. Moreover, any transfer of funds from us to our subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. For the nine months ended September 30, 2008 and year ended December 31, 2007, we have set aside $749,519.08 and $454,095.00, respectively, to fund the statutory reserve by Shengtai. These limitations on the flow of funds between us and our subsidiaries could restrict our ability to act in response to changing market conditions. We currently do not intend on paying any dividends in the future and expect to retain all available funds to support our operations and to finance growth and development of our business. We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Therefore, any gains on an investment in our common stock will likely occur through an increase in our stock price, which may or may not occur.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Our procurement strategy is to diversify our suppliers both in the PRC and overseas. And some of our raw materials and major equipments are currently imported. These transactions are often settled in U.S. dollars or other foreign currency. In the event that the U.S. dollars or other foreign currency appreciate against RMB, our costs will increase. If we cannot pass the resulted cost increase to our customers, our profitability and operating results will suffer. In addition, because our sales to international customers are growing, we are subject to the risk of foreign currency depreciation.

New corporate income tax law could adversely affect our business and our net income.

On March 16, 2007, National People's Congress passed a new corporate income tax law, which became effective on January 1, 2008. This new corporate income tax unifies the corporate income tax rate, cost deductions and tax incentive policies for both domestic and foreign-invested enterprises in China. According to the new corporate income tax law, the applicable corporate income tax rate of our Chinese subsidiary will incrementally increase to 25% over a five-year period. The rules for implementation has been enacted by the Chinese government on 6 December 2007. According to the Circular on the Implementation of Preferential Policies concerning the Enterprise Income Tax Transition issued by the State Council on December 26, 2007, the enterprise income tax rate for companies established in Shenzhen shall be 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012 onwards. The discontinuation of any special or preferential tax treatment or other incentives could adversely affect our business and our net income.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make sales in China. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

If we do not fulfill our obligation to pay the transfer price for the equity interest of Shengtai, then we may be subject to fines and prohibitions imposed by relevant PRC authorities that could have a material adverse effect on our business.

On July 6, 2008, our subsidiary, HCL entered into an equity purchase agreement to acquire all the capital of Shengtai for RMB10,000,000 (approximately $1,459,854). The transaction was approved on July 10, 2008, by the Shenzhen Bureau of Commerce, subject to the PRC Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors, or Merger Regulations, which requires the equity interest transfer price to be paid in full by a date certain, or in the absence of such express date, within three months commencing from the issuance of the new business license. If the transfer price is not paid by this date, we may apply to the FEA for an extension of up to one year from the date of the issuance of the license; provided, however, that 60% of the transfer price will be required to be paid within six months from such date.  The FEA may choose not to grant additional time, and if the transfer payment is not paid as required, the authority may impose a cash fine of up to approximately RMB10,000. On September 5, 2008, a renewed business license was issued by the Shenzhen Administration for Industry and Commerce, and Shengtai was converted into a wholly foreign owned enterprise. Shengtai’s new business license is valid through September 4, 2018 and is subject to renewal after such time.  We have applied to the Foreign Exchange Administration for an extension of our transfer payment obligation to September 5, 2009 and we plan to pay 60% of the transfer price by March 5, 2009.   However, if we are unable to make the transfer payment by the March 5th deadline or the FEA does not grant us additional time to make the payment, we may not be permitted to exercise any decision-making rights as a shareholder in Shengtai and we will not be allowed to consolidate Shengtai’s financial results into our financial statements, both of which result would have a material adverse effect on our business.

RISKS RELATING TO OUR COMMON STOCK

There is not now, and there may not ever be, an active market for our common stock and we cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange

There currently is no market for our common stock. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.  In this venue, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock and trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for the common stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We are subject to penny stock regulations and restrictions which may affect our ability to sell our securities on the secondary market.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock”. Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary  and other holdings and investments. In addition, our operating subsidiary , from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, we cannot assure that such dividends will be paid on a timely basis. As a result, you will not receive any return on your investment prior to selling your shares in our company and, for the other reasons discussed in this “ Risk Factors ” section, you may not receive any return on your investment even when you sell your shares in our company and your shares may become worthless. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

The management team collectively has the power to make all major decisions regarding the company without the need to get consent from any stockholder or other person. This discretion could lead to decisions that are not necessarily in the best interests of minority shareholders.

Our management team collectively owns 79.85% of our outstanding common stock. Management, therefore, has the power to make all major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration and whether or not to authorize more stock for issuance or otherwise amend our charter or bylaws. The management team is in a position to elect all of our directors and to dictate all of our policies.

Investor confidence and market price of our shares may be adversely impacted if we or our independent registered public accountants are unable to attest to the adequacy of the internal controls over our financial reporting as of December 31, 2009, as required by Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

We will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or the SEC, following the completion of this offering. The SEC, as directed by Section 404 of the U.S. Sarbanes-Oxley Act of 2002, adopted rules requiring public companies, including us following the completion of this offering, to include a report of management of their internal control structure and procedures for financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of their internal controls over financial reporting. In addition, independent registered public accountants of these public companies must attest to and report on management’s assessment of the effectiveness of their internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-K for the fiscal year ended on December 31, 2008, and the auditor attestation will be required in our annual report on Form 10-K for the fiscal year ended on December 31, 2009. Although we have not yet discovered any material weaknesses or significant deficiencies in our internal controls, our management may conclude that our internal controls over financial reporting are not effective. Moreover, even if our management concludes otherwise, if our independent registered public accountants are not satisfied with our internal control structure and procedures, the level at which our internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from us, they may decline to attest to our management’s assessment or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the market price of our shares.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview of Our Business

We are a Nevada holding company that conducts our business through our China-based operating subsidiary, Shengtai, headquartered in Shenzhen, China. We are primarily engaged in the production, distribution and support of switch power supply products, primarily used in LCD TVs and other electronic devices. Our products include switch power supplies, chargers, DC regulated power supplies, AC/DC power supply adaptors, AC/DC modules, DC/DC converters, and DC/DC modules. Our dual switch fly back and power correction technology improves safety, electromagnetic compatibility and efficiency of our products and also improves the rationality of circuit structure and production technology of the power supply.

Our sales revenue for the fiscal years ended December 31, 2007 and 2006 were $16.68 million and $9.97 million, respectively, and our sales revenue for the nine months ended September 30, 2008 and 2007 were $16.35 million and $10.40 million, respectively.  Our net income for the fiscal years ended December 31, 2007 and 2006 were $3.14 million and $1.56 million, respectively, and our net income for the nine months ended September 30, 2008 and 2007 were $2.95 million and $1.74 million, respectively. In the nine months ended September 30, 2008 and the year ended December 31, 2007, $12.08 million and $8.39 million, respectively, or 73.90% and 50.3% of our sales revenue, respectively, was generated from sales of LCD TV power supplies.

Recent Developments

Our wholly-owned subsidiary, HCL is a Hong Kong limited company that was incorporated on November 8, 2007. Prior to the reverse acquisition described herein, HCL was wholly-owned by Shaoping Lu (a 20% minority holder) and John David Eliasov (the 80% majority holder). On July 6, 2008, HCL entered into equity purchase agreement to acquire all the capital of Shengtai for RMB10,000,000 (approximately $1,459,854). The transaction was approved on July 10, 2008, by the Shenzhen Bureau of Commerce, subject to the PRC Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors, or Merger Regulations, which requires the equity interest transfer price to be paid in full by a date certain, or in the absence of such express date, within one year commencing from the issuance of the new business license. On September 5, 2008, a renewed business license was issued by the Shenzhen Administration for Industry and Commerce, and Shengtai was converted into a wholly owned foreign enterprise. Shengtai was organized under the laws of the PRC on November 23, 2000 and its scope of business includes the research and development, design, production, distribution and support of power supply products.  Shengtai’s new business license is valid through September 4, 2018.  For accounting purposes we treated this transaction as a business combination under common control as defined by SFAS 141 Appendix D, and applied the accounting method for consolidation under that standard.

Prior to October 9, 2008, we were a shell company and had no operations.  On October 9, 2008, we completed a reverse acquisition transaction through a share exchange with HCL, whereby we issued to the shareholders of HCL, 36,580,586 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of HCL.  HCL thereby became our wholly owned subsidiary and its subsidiary, Shengtai, became our indirect subsidiary.  As a result of our reverse acquisition of HCL, on October 9, 2008, Lanny R. Lang, our Secretary, Treasurer and Director since our inception, resigned from all corporate offices held by him and as a director of the Company, after which, Derong Zou was appointed Chief Executive Officer, Tong Luo was appointed Chief Financial Officer and Hongdong Zhang was appointed our Chief Operating Officer. On same day, the board of directors appointed Derong Zou, Hongdong Zhang, Tailin Wang and John Eliasov to serve as members of the board of directors of the Company, with Derong Zou serving as Chairman of the board of directors. On the same day, Cory Roberts, our President, Chief Executive Officer and Director since June 11, 2008, resigned from all corporate offices held by him, but will remain a director of the Company.   In accordance with SFAS 141, we booked this merger using the recapitalization method which consolidated the Company, HCL and Shengtai together and treated the Company as a shell company at the time of the merger. Since we were a shell company at the time of the merger while HCL had operations through its acquisition of Shengtai and was significantly larger than we were, under SFAS 141, HCL is considered to be the acquirer.

On October 22, 2008, we filed a Certificate of Amendment of our Articles of Incorporation with the Secretary of State of the State of Nevada to change our name from Bay Peak 1 Acquisition Corp. to Shengtai Power International, Inc. The Certificate of Amendment was approved by written consent of our shareholders on, October 9, 2008.

Principal Factors Affecting Our Financial Performance

Market research discussed elsewhere herein reflects that our industry, and the LCD TV market in particular, is one that will continue to grow in the next two to five years, as electronics are incorporated into a growing number of products and devices that benefit from the display of information and images. However, we expect that the following factors will affect our financial performance in the years to come:

Current Global Economic Environment

We expect that the recession in the United States and the global financial crisis will have a negative impact to our business. Although our products are mainly sold in the PRC market, the final products that utilize our products are often produced for export to the United States and other countries. If the sales of our customers decrease because of the current global economic environment, the need for our products will also reduce and will cause a negative effect on our sales.

Change in Corporate Income Tax Rate

Regulations promulgated by governmental agencies in China relating to the LCD-TV industry could create opportunities for us. Currently, there are a number of formal and planned regulatory drivers which the Company believes offer significant growth opportunities. These include the aggressive program of support and incentives initiated by the Guangdong provincial government, to foster the development of the province as a major hub for the innovation and production of flat-panel display technology.

On March 16, 2007, the National People’s Congress of China passed the new EIT Law, which will took effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to EIT at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%. In addition, under the new EIT Law, dividends from our PRC subsidiaries to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between China and the tax residence of the holder of the PRC subsidiaries. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government, and the timing of the issuance of such implementing regulations is currently unclear.

FIEs established in Coastal Open Economic Zones, Special Economic Zones or Economic and Technical Development Zones, such as our PRC subsidiary, were subject to an EIT rate of 27.0%, comprised of a 24.0% state income tax and a 3.0% local income tax. Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter. We are in the process of applying for the authentication as a high-tech Company and in light of our advanced technology, we expect to receive such authentication.  If we are successfully authenticated, then we will be entitled to a preferential enterprise income tax rate of 15%, so long as we continue to operate in a high-tech zone and maintain our high or new technology enterprise status.  However, if we do not receive such authentication, then, for the next 4 years, our net profit rate will be 2% lower than anticipated each year for the next 3 years, and 1% lower in the 4th year.

Raw Material Prices

The prices of some of our key input materials such as transformers, line materials, hardware materials and packing materials are currently increasing.  We currently maintain sufficient supplies of raw materials for approximately 30 days of production, however the increase in raw material prices has resulted in an increase in our production costs.   The cost of raw materials included in our cost of sales for 2007 and 2006, were $9.64 million and $5.95 million, respectively, representing 84.06% and 85.03% of our cost of sales, respectively.

We are taking the following cost reduction steps to offset material price increases:

•

Entry into long term contracts with some of our suppliers which freezes our purchase price for the period of the contract, and provide us with a stable supply of raw material;

•

Increase in the quantity and decrease in the intervals of raw materials purchased;

•

Improving the efficiency on management and manufacturing costs; and

•

Improving the level of automatic production in order reduce labor costs and improve product quality.

Although we have generally been able to offset these increases through our cost reduction programs and to pass substantially all cost increases on to our customers, there is no assurance that we can continue to do that in the future.

Increase in Production Capacity

We plan to expand our design and production facilities and equipment in order to increase our production capacity and this will require a large amount of working capital.  If cash flow from our operations is insufficient to finance these expansion plans, we may seek additional equity or debt financing to provide the necessary capital.  We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available to us or not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired.

Infringement on Intellectual Property

The continued success of our business is dependent on our intellectual property portfolio consisting of globally registered trademarks, design patents and utility patents related to switched power supplies. We also rely on nondisclosure agreements and other methods to protect our intellectual property rights. However, the steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. We believe that a loss of these rights would harm or cause a material disruption to our business and, our corporate strategy is to aggressively take legal action against any violators of our intellectual property rights, regardless of where they may be. From time to time, we have had to enforce our intellectual property rights through litigation and we may be required to do so in the future. Such litigation may result in substantial costs and could divert resources and management attention from the operations of our business.

Competition

We operate in a competitive environment that is characterized by price deflation and technological change. We compete with major international and domestic companies. Our major competitors include Shenzhen Jewel Electronic and Technology Co. Limited, Shenzhen Megemeet Co. Limited and other similar companies primarily located in Japan, Taiwan, Korea, Hong Kong and China Mainland. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. Many competitors have production lines that allow them to produce more sophisticated and complex devices than we currently do and to offer a broader range of display devices to our target customers. Other emerging companies or companies in related industries may also increase their participation in the display and display module markets, which would intensify competition in our markets. We might lose some of our current or future business to these competitors or be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability.

Results of Operations

For the Nine Months ended September 30, 2008 Compared to Nine Months ended September 30, 2007

The following table summarizes the results of our operations during the nine months ended September 30, 2008 and 2007 and provides information regarding the dollar and percentage change.

	September 30,	September 30,
	2008	2007		Percentage
Item	Unaudited	Unaudited	Increase	Increase
Revenue	$16,349,269	$10,401,114	$5,948,155	57.19%
Cost of goods sold	$11,173,629	$7,298,175	$3,875,454	53.10%
General and administrative expense	$1,222,938	$749,400	$473,538	63.19%
Selling expense	$398,198	$287,206	$110,992	38.65%
Income from operation	$3,554,504	$2,066,333	$1,488,171	72.02%
Financial charges	$14,421	$4,439	$9,982	224.87%
Net income	$2,953,276	$1,743,401	$1,209,875	69.40%

Revenues. Revenues for the nine months ended September 30, 2008 totaled $16.35 million, compared to $10.40 million for the nine months ended September 30, 2007, an increase of $5.95 million, or approximately 57.19%. The increase in revenue is attributable to the continued growth in consumer demand for LCD TVs which resulted in an increase in orders from LCD TV manufacturers. The revenue generated from sales of LCD TV power supplies increased $6.69 million, or 124.12%, from $5.39 million in the nine month period ended September 30, 2007 to $12.08 million in the nine month period ended September 30, 2008. The increase was also attributable to our increased marketing which brought in new customers as well as increased orders from our existing customers.

Cost of Sales. Cost of sales for the nine months ended September 30, 2008 increased $3.88 million, or 53.10%, to $11.17 million, from $7.30 million in the nine months ended September 30, 2007. The increase in our cost of sales was a direct result of the increase in the sale of our products. The gross margin was 31.66% for the nine month period ended September 30, 2008, compared to 29.83% for the same period in 2007. The gross margin stayed at roughly the same level with only a slightly increase of 1.83% during the 2008 period. The gross margin for our LCD power supply products is at a little higher level but this level is decreasing in keeping with the customer trend to ask for more discounts in connection with orders for large quantities of our products.  Therefore, our gross margin has only shown a slight increase, even with the increase in sales of our LCD power supply products.

General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2008 was $1.22 million, increased $473,538, or 63.19%, compared to general and administrative expenses of $749,400 in the same period in 2007.  This increase in general and administrative expense was primarily due to an increase in expenditure during the nine months ended September 30, 2008 in connection with our restructuring and the reverse acquisition transaction.

Selling Expense. Selling expense for the nine months ended September 30, 2008 increased $110,992, or 38.65%, to $398,198 from $287,206 in the same period in 2007. This increase in selling expense was primarily due to $28,450 in commissions paid to our sales personnel, $10,367 in increased advertisement expenditure and $59,972 in increased travel and business expenses.

Income From Operations. Income from operations was $3.55 million for the nine months ended September 30, 2008 as compared to income from operations of $2.07 million for the same period in 2007, an increase of $1.49 million or approximately 72.02%. This increase was due to an increase in net sales. Income from operations had a larger percentage of increase than from net sales because the percentage increase in expenses was lower than in net sales.

Finance Charges. Finance charges for the nine months ended September 30, 2008 totaled $14,421, compared to $4,439 for the same period in 2007, an increase of $9,982.  The increased finance charges during the nine months ended September 30, 2008 were caused by the increased usage by our customers of bankers’ acceptance drafts as payment for our products.  In China, bankers’ acceptance drafts are used to settle trade debts between companies. A banker’s acceptance draft is issued by a depositor who maintains an account at an acceptance bank.  The acceptance bank ensures unconditional payment to the draft holder on the designated maturity date specified on the draft. Typically, our customers pay us with bankers’ acceptance drafts with maturity dates ranging from 60 to 90 days. We reasonably expect that all of our bankers’ acceptance drafts will be paid upon maturity. In addition, we can endorse and transfer those bankers’ acceptance drafts to pay our suppliers.

Net Income. Net income was $2.95 million for the nine months ended September 30, 2008, compared to net income of $1.74 million for the same period in 2006, an increase of $1.21 million, or 69.40%. The increase was due to our increased sales.

Year Ended December 31, 2007 compared to the year ended December 31, 2006

The following table summarizes the results of our operations during the fiscal years ended December 31, 2007 and 2006 and provides information regarding the dollar and percentage increase or (decrease) from the 2006 fiscal year to the 2007 fiscal year.

Item	December 31, 2007	December 31, 2006	Increase/ (Decrease)	Percentage Increase (Decrease)
Revenues	$16,682,754	$9,969,956	$6,712,798	67.33%
Cost of Sales	$11,472,552	$7,001,570	$4,470,982	63.86%
General and Administrative Expenses	$1,169,055	$886,193	$282,862	31.92%
Selling Expense	$346,776	$195,190	$151,586	77.66%
Income From Operations	$3,694,371	$1,887,003	$1,807,368	95.78%
Finance Charges	$6,284	$27,104	$(20,820)	(76.82)%
Net Income	$3,141,767	$1,563,675	$1,578,092	100.92%

Revenues. Revenues for the year ended December 31, 2007 totaled $16.68 million, compared to $9.97 million for the year ended December 31, 2006, an increase of $6.71 million or approximately 67.33% during the 2007 period. The increase in revenue is primarily attributable to the continued growth in consumer demand for LCD TVs which resulted in an increase in orders from LCD TV manufacturers, our customers. The revenue generated from sales of LCD TV power supplies increased $4.75 million, or 94.62%, from $5.02 million in the year ended December 31, 2006 to $9.77 million in the year ended December 31, 2007.  We believe that the increase was also attributable to our increased marketing which brought in new customers as well as increased orders from our existing customers.

Cost of Sales. Cost of sales for the year ended December 31, 2007 increased $4.47 million, or 63.86%, to $11.47 million, from $7.0 million in the year ended December 31, 2006. The increase in our cost of sales was a direct result of the increase in the sale of our products. The gross margin is 31.23% for the one-year period ended December 31, 2007 and is 29.77% for the same period in 2006.  The gross margin increased by approximately 1.46% from period to period. Except for our LCD power supply products, the gross margin level for all our products are at the same level. The gross margin for our LCD power supply products is at a little higher level but this level is decreasing in keeping with the customer trend to ask for more discounts in connection with orders for large quantities of our products. Therefore, our gross margin has only shown a slight increase, even with the increase in sales of our LCD power supply products.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2007 totaled $1.17 million, or approximately 7.01% of revenues, compared to $0.89 million, or approximately 8.89% of revenues, in the year ended December 31, 2006, an increase of $282,862. This increase in general and administrative expense was primarily due to an increase of $109,605 in expenditure on research and development, an increase of $23,771 on audit fee, as well as on additional salary, utilities and social insurance expenses of $107,682 in connection with our increase in production.

Selling Expense.   Selling expense for the year ended December 31, 2007 increased $151,586, or 77.66%, to $346,776, from $195,190 in the year ended December 31, 2006. This increase in selling expense was due to our increased marketing efforts during the year ended December 31, 2007.

Income From Operations. Income from operations in year ended December 31, 2007 was $3.69 million, as compared to income from operations of $1.89 million for the year ended December 31, 2006, an increase of $1.80 million, or approximately 95.78%. This increase was due to an increase in net sales.  Income from operations had a larger percentage increase than net sales because the percentage increase in general and administrative expenses was lower than the increases in net sales.

Finance Charges. Finance charges for the year ended December 31, 2007 totaled $6,284, compared to $27,104 for the year ended December 31, 2006, a decrease of $20,820.  The decreased finance charges during the 2007 period were caused by the decreased usage by our customers of bankers’ acceptance drafts as payment for our products.

Net Income. Net income was $3.14 million for the year ended December 31, 2007, compared to net income of $1.56 million for the year ended December 31, 2006, an increase of $1.58 million, or 100.92%. The increase was due to our increased sales and the continued growth of our business.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

	September 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)
Net cash provided by operating activities	$3,634,868	$38,029	$2,347,534	$1,407,060
Net cash used in investing activities	$0	$620,210	$1,371,235	$716,446
Net cash (used in) provided by financing activities	$(3,657,299)	$310,208	$(870,669)	$(437,555)
Effect of exchange rate changes on cash and cash equivalents	$202,516	$114,638	$33,841	$19,297
Net increase/(decrease) in cash and cash equivalent	$(22,431)	$(271,973)	$105,630	$253,059
Cash and cash equivalents at the beginning of period	$500,943	$361,472	$361,472	$89,116
Cash and cash equivalents at the end of period	$681,028	$204,137	$500,943	$361,472

We finance our operations primarily through internally generated funds. The cash and cash equivalents include all cash, deposits in banks.

Our principal sources of liquidity are our cash and the cash flow generated from our operations. We believe that our existing cash and cash generated from operations will be sufficient to satisfy our current level of operation. However, our liquidity could be negatively affected by a decrease in the demand for our products and services.

We plan to expand our design and production facilities and equipment in order to increase our production capacity and this will require a large amount of working capital. Specifically, we have plans to invest $1.33 million in building a new LCD TV power supply product line, but cash flow from our operations is insufficient to finance these expansion plans.  We estimate that we will need to raise approximately $2.67 million in additional capital through future debt or equity financing to supplement our working capital, but we cannot predict with certainty the timing or amount of our capital requirements for such expansion.  We expect to raise the necessary capital either through a private placement or public offering of our common stock, however, if such financing is not available to us or not available on satisfactory terms, we may be unable to expand our business at the rate desired.

As of September 30, 2008, our unrestricted cash resources was $681,028 as compared to $500,943 at the year ended December 31, 2007, and $361,472 as of the year ended December 31, 2006. We believe that the company will have sufficient funds to meet all the obligations that are due in the next year.

Operating Activities

For the nine months ended September 30, 2008 and 2007, net cash provided by operating activities totaled $3,634,868 and $38,029 respectively, an increase of $3,596,839. The increase was primarily due to the decrease in our account receivables caused by our tremendous collection efforts during the first nine months of 2008.

For the years ended December 31, 2007 and 2006, net cash provided by operating activities totaled $2,347,534 and $1,407,060, respectively, an increase of $940,474. This increase was primarily due to the decrease in prepayments caused by the delivery of raw material to us on prior prepaid orders and the increase in accruals and other payables.

Investing Activities

Net cash used for investing activities in the nine months ended September 30, 2008 and 2007 was $Nil and $620,210, respectively.  For the nine month period ended September 30, 2007, we spent $27,591 in the addition of fixed assets, we also bought a patent for the consideration of $599,137 which we recorded as intangible asset in our book. There was no addition of fixed assets in the nine months ended September 30, 2008.

Net cash used for investing activities in the fiscal years ended December 31, 2007 and 2006 was $1,371,235 and $716,446, respectively.  This $654,789 increase in net cash used for investing activities was mainly attributable to our purchase for $594,821 of a patent and patent application rights. The patent and patent rights have been capitalized as intangible assets on our books.

Financing Activities

Net cash used in financing activities in the nine months ended September 30, 2008 totaled $3,657,299, net cash provided by financing activities in the nine months ended September 30, 2007 totaled $310,208.  Prior to our reverse merger with HCL, as a PRC private owned company, Shengtai paid cash dividends to its stockholders in the amount of $3,902,763, during the nine-month period ended September 30, 2008, and $1,177,998, during the nine-month period ended September 30, 2007. In addition, the Shengtai stockholders injected capital in the amount of $1,184,694 during the nine-month period ended September 30, 2007 to increase the registered capital of Shengtai. Our Board of Directors has decided that it is in the best interest of our Company and of our shareholders to retain all future profits to further grow the business.  Accordingly, we do not intend to pay any dividends in the near future till the end of 2011.

Net cash used in financing activities in the fiscal year ended December 31, 2007 totaled $870,669, compared to $437,555 in the years ended December 31, 2006. The difference of the cash used in financing activities for 2007 and 2006 is attributable to the fact that in 2007, our shareholders injected $1,184,694 into the Company to raise its registered capital and we distributed $2,313,193 in dividends to our shareholders. In addition, during the 2007 period, we borrowed a total of $206,781 from our directors and we repaid to our directors a total of $184,899 to cover debt owed to them from fiscal year 2006. The borrowing represents the accumulation of the out of pocket money paid for our expenses by Mr. Zou, our President and Chief Executive Officer and Shengtai’s Director at the time. During the first half of 2008, our operating situation improved and we standardized our operations, improved our financial performance, and decreased our borrowing from directors.  As a result, we do not expect to borrow funds from our officers or directors in the future.

Obligations under Material Contracts

Below is a table setting forth our contractual obligations as of December 31, 2007:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$1,505,460	$211,734	$407,593	$464,272	$421,861

On September 18, 2008, our subsidiaries HCL and Shengtai entered into a securities purchase agreement with BayPeak LLC, a California limited liability company, and Shaoping Lu the 20% minority shareholder of HCL prior to the reverse acquisition transaction.  Pursuant to the securities purchase agreement, as consideration for the waiver of our repayment of certain expenses incurred by BayPeak and Lu in connection with the reverse merger acquisition, we are obligated to issue up to $1,250,000 in cash and stock to BayPeak and up to $750,000 in cash and stock to Lu in connection with any subsequent warrant financing or secondary financing. these payments are contingent on the occurrence of a warrant financing or secondary financing, and we are not obligated to make these payments if these events do not occur.  Accordingly, we will not book these amounts as liabilities on our financial statements until the warrant financing or secondary financing is determined.  Once such event occurs we will net the payment amount with the financing proceeds and book it as capital increase.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates were made; however actual results when ultimately realized could differ from those estimates.

Revenue Recognition

Revenue is recognized under the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No.101”), as amended by SAB No. 104 (“SAB No. 104”) and SAB Topic 13 for revenue recognition.  Revenue is recorded when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Persuasive evidence of an arrangement is demonstrated by acceptance of the purchase order and accomplishment of the production. Product delivery is evidenced by warehouse shipping log as well as confirmation of the receipt of the products from customer where the title has passed. The sales price to the customer is fixed upon acceptance of the purchase order and invoice out to the customer. The customer has the right to return of malfunctioned products. Returned products are either fixed or exchanged with functional units. Sales return occurs when the returned products are not fixable or exchangeable. Historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues.

Foreign Currency Translation

The accompanying financial statements were presented in United States dollars. The functional currency of the Company was the Renminbi (RMB). Capital accounts of the financial statements were translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities were translated at the exchange rates as of balance sheet date. Income and expenditures were translated at the average exchange rate of the year.

	2007	2006

Year end RMB: US$ exchange rate	7.3046	7.8087
Average yearly RMB: US$ exchange rate	7.5653	8.3117

Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes were provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance was provided for deferred tax assets if it was more likely than not these items will either expire before the Company was able to realize their benefits, or that future realization was uncertain.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains no bank account in the United Stated of America.

Accounts Receivable

Accounts receivable are recognized and carried at the original invoice amount, less allowance for any uncollected amounts.  Management reviews accounts receivable based on current aging of the receivables and historic experience.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Historically, there have been very few customer defaults which caused the improbable collection of receivables.  As of December 31, 2007 and 2006, after reviewing the aging of the accounts receivable balances, management did not reserve any allowances for bad debt.

Inventories

Inventories, consisting of raw materials, work-in-progress and finished goods, are stated at the lower of standard cost or market value.  Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.  Management reviews periodically the inventory on hand to determine if reserve is necessary for any potential obsolescence. Inventories purchased are based on the production order from customers and therefore, there would not be excessive inventories under most circumstances.  As of December 31, 2007 and 2006, there was no excess and obsolete inventory that was written down.

Fair Value of Financial Instruments

The Company's financial instruments included, accounts receivable, notes receivable, other receivables, taxes payable, accounts payable, accrued expenses, customers’ deposits and other payables. Management has estimated that the carrying amount approximates their fair value due to their short-term nature or long-term debt interest rates approximate the current market rates.

Fixed Assets

Fixed assets were carried at cost less accumulated depreciation. Depreciation was provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment were as follows:

Leasehold improvements	The lesser of 5 years or lease term
Motor vehicle	5 years
Electrical equipment	5 years
Machinery	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired were eliminated from the accounts and any gain or loss was included in the statement of income. The cost of maintenance and repairs was charged to the statement of income as incurred, whereas significant renewals and betterments were capitalized.

Intangible Asset

The Company acquired a patent for manufacturing electrical adaptors.  The cost of the patent was amortized over its estimated useful life of 10 years. Intangible assets were accounted for in accordance with the provisions of Statements of Financial Accounting Standards (“SFAS”) No. 142, "Goodwill and Other Intangible Assets". Under SFAS 142, finite-lived intangible assets were amortized over their respective useful lives and, along with other long-lived assets, were evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

In evaluating long-lived assets for recoverability, including finite-lived intangibles and property and equipment, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with SFAS No.144. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, were less than the carrying amount, an impairment loss was recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there was a committed plan of disposal, whether through sale or abandonment, were reported at the lower of carrying value or fair value less costs to sell.

Customer Deposits

Customer deposits consisted of amounts paid to the Company in advance for the sale of products in the PRC.  The Company reviewed these amounts and recognized them as a current liability until the revenue could be recognized when the goods are delivered.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standard Board ("FASB") issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value was used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 was effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company was currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 would have on its consolidated results of operations, financial position, or cash flows.

In February 2007, the FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No.115 (FAS 159) will become effective for the company on January 1, 2008. This standard permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gins and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, if any, of this fair-value option will have a material effect on results or operations or financial position.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations, which replaced SFAS No. 141. This statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, require the capitalization of in-process research and development at fair value, and require the expensing of acquisition-related cost as incurred. SFAS No. 141(R) is effective for the company beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which SFAS No. 160 is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented. The Company does not have a noncontrolling interest in one or more subsidiaries. Accordingly, the Company does not anticipate that the initial application of SFAS No. 160 will have an impact on the Company.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"), which amends SFAS No.133 and expands disclosures to include information about the fair value of derivatives, related credit risks and a company's strategies and objectives for using derivatives. SFAS No. 161 is effective for fiscal periods beginning on or after November 15, 2008. The Company is currently in the process of assessing the impact that SFAS No. 161 will have on the disclosures in its financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to its stockholders.

Seasonality

Our business is not materially affected by seasonality.

OUR PROPERTIES AND FACILITIES

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

The Company currently occupies approximately 13,000 square meters of space at the rate of RMB 11 per month. The rate will be increased by 8% every 3 years, the lease is good for 9 years starting from September 27, 2005 to September 27, 2014. It is leased from Shenzhen Bao An Fuyong Xinhe Economic Development Corp., a company owned by the local township of Fuyong. The Company believes that the space is in good condition and the property is insured. The general insurance term is 10 million RMB against damages from fire, flood, theft, accidents, etc.

Our main production facilities are located at Building 9, Xinhe New Industrial Park, Fuyong Township, Bao An District, Shenzhen, People’s Republic of China 518014. The total site area is approximately 5000 square meters. We lease this facility under a lease agreement with Shenzhen City Fuyong County Xinhe Limited Company and the term of the lease is 9 years.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 23, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Shenzhen Shengtai Industrial Company, Limited, Building 9, Xinhe New Industrial Park, Fuyong Township, Bao An District, Shenzhen, China 518014.

Name and Address of Beneficial Owner	Office, if Any	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Officers and Directors
Derong Zou	CEO, President, and Chairman	Common Stock $0.001 par value	0	*
John Eliasov (3)	Director	Common Stock $0.001 par value	29,264,469	74.81%
Cory Roberts	Director	Common Stock $0.001 par value	1,892,543	4.85%
Hongdong Zhang	Vice President and	Common Stock $0.001 par value	0	*
Lou Tong	Chief Financial	Common Stock $0.001 par value	0	*
Tailin Wang	Vice President and	Common Stock $0.001 par value	0	*
All officers and directors as a group (6 persons named above)		Common Stock $0.001 par value	31,157,012	79.66%
5% Securities Holder
John Eliasov	Director	Common Stock $0.001 par value	29,264,469	74.81%
Shaoping Lu		Common Stock $0.001 par value	7,316,117	18.70%
Total shares held by all affiliates		Common Stock $0.001 par value	38,473,129	98.35%

 * Less than 1%

 (1)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

 (2)

As of December 23, 2008, a total of 39,116,831 shares of our Common Stock, no shares of our Class A Preferred Stock and no shares of our Class B Preferred Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

 (3)

The 29,264,469 shares currently attributed to Mr. Eliasov are subject to an option agreement which gives the original Shengtai shareholders the right to acquire such shares outright if Mr. Eliasov does not repay certain funds due under a loan agreement with them.  While the option agreement gives these original shareholders the right to acquire such shares in the future, it does not give them any influence or control over Mr. Eliasov regarding how he should exercise his shareholder rights.

Changes in Control

Pursuant to an option agreement and a loan agreement, dated June 11, 2008, and a contribution agreement, dated July 1, 2008, among the original Shengtai shareholders and our controlling shareholder, John David Eliasov, the original Shengtai shareholders have the option to acquire all of Mr. Eliasov’s control shares.  For details regarding these agreements, see our disclosures under “Certain Relationships and Related Transactions” herein.  Other than the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth the name and position of each of our current executive officers, directors and significant employees and their ages and titles as of September 15, 2008.

Name	Age	Position
Mr. Derong Zou	41	CEO, President and Chairman
Mr. John Eliasov	62	Director
Mr. Tailin Wang	42	Director; Vice President of Shengtai
Mr. Hongdong Zhang	30	Director; Vice-President of Shengtai
Mr. Tong Luo	42	CFO
Mr. Cory Roberts	38	Director

Mr. Derong Zou . Mr. Zou was appointed as our President, Chief Executive Officer and Chairman on October 9, 2008.  He is also the founder of our PRC operating company, Shengtai, and has served as its president since 2001.  Prior to establishing Shengtai, Mr. Zou had been engaged in the development, distribution and management of electronic products for 20 years. In 1998, Mr. Zou established his own business, which engaged in the trade of electronic products. In 2001, he incorporated Shengtai to engage in business of power supply design, manufacturing and distribution.  Prior to establishing Shengtai, Mr. Zou held various positions from 1993 to 1997, including quality manager and operations manager at Shenzhen Electronic Co. Limited and Shenzhen Roudian Technology Co. Limited, respectively.  Prior to that Mr. Zou served, from 1988 to 1992, as a  development engineer for China Zhenhua (Group) Science & Technology Co. Ltd., a state-owned enterprise, and received several awards for product development and technological innovation during his tenure. Mr. Zou graduated with a Bachelor’s Degree from the University of Electronic Science and Technology of China in 1988.

Mr. John Eliasov.  Mr. Eliasov was appointed as our Director on October 9, 2008.  Mr. Eliasov is a certified Chartered Accountant, who has obtained his professional qualifications in both South Africa in 1969 and Israel in 1973. He also has undergraduate degrees from the University of Cape Town in South Africa and from the University of London, England. Since 2003 he has focused his investment banking and consulting activities in China, spending most of his time in Shenzhen. He is active in a number of Joint Ventures and is the Joint CEO of Hyacinth BioEnergy Limited, FuturaGene PLC, a biogenetic company traded on the London Stock Exchange’s AIM market (FGN). He also serves as a director for several other non competing companies. Prior to moving to China he was active in assisting and in managing many Israeli Companies especially Hi-Tech start ups.

Mr. Tailin Wang.  Mr. Wang was appointed as our Director on October 9, 2008.  He has also served as the Vice-President and Director of Shengtai, our PRC operating subsidiary since June, 2007. Prior to joining us Mr. Wang served from 2002 to 2005, as the Chief Financial Officer of Shenzhen Fuding Investment Corp., where he was in charge of financial planning, spending and auditing. Prior to that, Mr. Wang served from 2006 to 2007, as chief auditor of the Xinjiang Huitong Group.  Prior to 2002, Mr. Wang amassed over 14 years experience in accounting, financing, mergers and acquisitions and investment.  He holds a BA Degree from the Southwest Financial University in China in 1988 and has earned CPA and CTA certifications.

Mr. Hongdong Zhang. Mr. Wang was appointed as our Director on October 9, 2008. He has also served as a Vice-President of Shengtai since 2004. Prior to joining us Mr. Zhang worked from 2001 to 2003 as an engineer and served as vice president for the Project and Development Departments of Amperor Electronics (Shenzhen) Limited, one of the top four suppliers of power supply products to HP/Compaq. Mr. Zhang graduated with a Bachelor’s Degree from the Chengdu Institute of Aeronautical Industry in 1997.

Mr. Tong Luo. Mr. Luo was appointed as our Chief Financial Officer on October 9, 2008.  He has also served as the Chief Financial Officer of Shengtai since 2003. Prior to joining us, Mr. Luo served for over 13 years as the Financial Manager for several companies including; Yilu Guancheng International Limited (Taiwan Guanheng Group), Dongguan Qunli Model Factory Zhiwang Limited and Chengdu Orchid Limited. Mr. Luo graduated from the Southwestern University of Finance and Economics in 1991.

Mr. Cory Roberts.   Mr. Roberts has served as a member on our Board of Directors since June 11, 2008.   Mr. Roberts also served as our President and Chief Executive Officer from June 2008 until his resignation in connection with our reverse acquisition of HCL on October 9, 2008.  Mr. Roberts also established and has served as the Managing Partner of Bay Peak LLC, an investment company, since 2004.   Mr. Roberts has an 18 year career in finance that spans investment management and investment banking.  Over his career, Mr. Roberts has invested in and raised start-up capital for companies that eventually commanded over $3 billion in enterprise value.  Prior to establishing Bay Peak LLC, Mr. Roberts was the founder and served from 1999 to 2003, as the Co-Managing Partner of Elevation Capital, LLC, a boutique investment bank and investment management company, where he was responsible for overseeing investment banking operations as well as its core fund, the Elevation Venture Fund.  Prior to that, Mr. Roberts developed risk management strategies for Smith Barney’s Private Client Group and served as the CFO for P&H HealthCare, a private medical supply company.  Mr. Roberts holds a B.A. in Finance from the University of Oklahoma.

There are no agreements or understandings for any of our executive officers, directors or significant employees to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws (except where not subsequently dismissed without sanction or settlement), or from engaging in any type of business practice, or a finding of any violation of federal or state securities laws. To the best of our knowledge and except as set forth below, no petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors or officers, or any partnership in which any of our directors or officers was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of our directors or officers was an executive officer at or within two years before the time of such filing. Except as set forth in our discussion herein, under the heading “Transaction with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during the noted periods: 2006 and 2007. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (No. of shares)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Derong Zou, CEO, President and Chairman (1)	2006	7,930	0	0	0	0	0	0	7,930
	2007	7,930	0	0	0	0	0	2,290,061	2,297,991
Mr. Cory Roberts, Former President and Chief Executive Officer; Director (2)	2006	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Narrative to Summary Compensation Table

   (1) On July 1, 2008, we acquired HCL in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Derong Zou became our Chief Executive Officer. Prior to the effective date of the reverse acquisition, Mr. Zou served as the Chairman of Shengtai, HCL’s wholly owned subsidiary. The annual compensation shown in this table for Mr. Zou includes the amount that he received as an employee of Shengtai, prior to the consummation of the reverse acquisition.  The balance of the compensation shown on this table for Mr. Zou reflects the $2,290,061 in profits earned by the Company in the 2007 period, prior to our acquisition of HCL and Shengtai.  Prior to our reverse acquisition of HCL and Shengtai, Shengtai was a private company with only 2 stockholders, one of which was Mr. Zou who owned a majority of the registered capital. As such, our profits were controlled by and dividends were distributed to Mr. Zou.  As a result, we profits earned by the Company during that period as a dividend to Mr. Zou in his stockholder capacity.

   (2) Mr. Cory Roberts served as our President, Chief Executive Officer and Director, until his resignation from all offices held by him on October 9, 2008, in connection with our reverse acquisition of HCL, after which Mr. Derong Zou became our President, Chief Executive Officer and Chairman.  Mr. Roberts continues to serve a member on our board of directors.

Summary of Employment Agreements and Material Terms

Prior to our reverse acquisition, we were a private limited company organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executive was determined by our shareholders.  In addition each employee is required to enter into an employment agreement executed by the Company’s human resources department and the company’s financial department. Accordingly, all our employees, including Mr. Zou, have executed our form of employment agreement and non-disclosure agreement.

For 2006 and 2007, Mr. Zou earned an annual salary of $7,930 for his services as our Chief Executive Officer.  In addition, Shengtai’s accumulated profits of $2,290,061 in 2007, was treated as income to Mr. Zou. Mr. Hongdong Zhang, one of our directors, earns $13,218 per year for his services as Shengtai’s Vice President, and Mr. Tong Luo earns $7,930 per year for his services as our Chief Financial Officer and as Shengtai’s Financial Manager.  No other benefits have been granted by us to officers at this time.  Our executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

Going forward, our board of directors will make compensation decisions, and we intend to set up a nominating and compensation committee, and an auditing committee as soon as practicable.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee. All decisions regarding compensation are determined by our board of directors. We intend to establish a compensation committee lead by an independent director.

Outstanding Equity Awards at Fiscal Year End

We adopted the VT Video 2004 Equity Incentive Plan, however, none of our executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2007.

Director Compensation

During the 2007 fiscal year, we did not pay our directors any compensation for their services as our directors. In the future, we will adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We also reimburse our directors for reasonable travel expenses related to their duties as our directors.

Limitation of Liability and Indemnification

See our disclosure elsewhere herein, under “Indemnification of Officers and Directors.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•

Prior to October 9, 2008, we were a shell company and had no operations.  On October 9, 2008, we completed a reverse acquisition transaction through a share exchange with HCL, whereby we issued to the shareholders of HCL, 36,580,586 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of HCL.  HCL thereby became our wholly owned subsidiary and its subsidiary, Shengtai, became our indirect subsidiary.  As a result of our reverse acquisition of HCL, on October 9, 2008, Lanny R. Lang, our Secretary, Treasurer and Director since our inception, resigned from all corporate offices held by him and as a director of the Company, after which, Derong Zou was appointed Chief Executive Officer, Tong Luo was appointed Chief Financial Officer and Hongdong Zhang was appointed our Chief Operating Officer. On same day, the board of directors appointed Derong Zou, Hongdong Zhang, Tailin Wang and John Eliasov to serve as members of the board of directors of the Company, with Derong Zou serving as Chairman of the board of directors. On the same day, Cory Roberts, our President, Chief Executive Officer and Director since June 11, 2008, resigned from all corporate offices held by him, but will remain a director of the Company.  In accordance with SFAS 141, we booked this merger using the recapitalization method which consolidated the Company, HCL and Shengtai together and treated the Company as a shell company at the time of the merger. Since we were a shell company at the time of the merger while HCL had operations through its acquisition of Shengtai and was significantly larger than we were, under SFAS 141, HCL is considered to be the acquirer.

•

Our wholly-owned subsidiary, HCL is a Hong Kong limited company that was incorporated on November 8, 2007. Prior to the reverse acquisition described herein, HCL was wholly-owned by Shaoping Lu (a 20% minority holder) and John David Eliasov (the 80% majority holder). On July 6, 2008, HCL entered into equity purchase agreement to acquire all the capital of Shengtai for RMB10,000,000 (approximately $1,459,854). The transaction was approved on July 10, 2008, by the Shenzhen Bureau of Commerce, subject to the PRC Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors, or Merger Regulations, which requires the equity interest transfer price to be paid in full by a date certain, or in the absence of such express date, within one year commencing from the issuance of the new business license. On September 5, 2008, a renewed business license was issued by the Shenzhen Administration for Industry and Commerce, and Shengtai was converted into a wholly foreign owned enterprise.  Shengtai’s new business license is valid through September 4, 2018. The transaction was treated as a related party transaction, the acquisition price was based on the $1.5 million registered capital of Shengtai before the transaction, the amount was merely a consideration payment to former paid-in capital that is invested by Mr. Zou.  This transaction is also considered a business combination as defined by SFAS 141, and in accordance with SFAS 141, we booked this merger using the recapitalization method. HCL was registered for the sole purpose of acquiring Shengtai and has had no operations or asset of value since its inception, while Shengtai is an operating company that was significantly larger than HCL at the time of the merger.  As such, under SFAS 141, Shengtai is considered to be the acquirer.

•

On June 11, 2008, Mr. Eliasov entered into a loan agreement, or Loan Agreement, with Shengtai, pursuant to which the Founders loaned to Mr. Eliasov the principal amount of RMB10,000,000 (approximately $1,459,854), at zero interest.  We expect that the RMB10 million proceeds from the Loan Agreement will be contributed by Mr. Eliasov to the capitalization of HCL. Pursuant to the Loan Agreement, the Founders agreed to loan to Mr. Eliasov, the principal amount of RMB10 million (approximately $1,459,854) at zero interest.  Mr. Eliasov’s obligation to repay the loan will be deemed satisfied in full upon the first to occur of either: (i) Mr. Eliasov pays off the principal on the loan by means approved by the Founders; or (ii) Mr. Eliasov transfers his 80% majority interest in HCL to the Founders or their nominee(s) pursuant to an exercise of the Option Agreement.  If any event of default occurs, the loan shall become immediately due and Mr. Eliasov would become obligated to transfer all his membership interest in HCL to the Founders and compensate them for any economic damages. The loan principal remains outstanding at this point, however, we expect that Mr. Eliasov will either repay the loan principal or transfer interest in HCL to the Founders.  Since the interest free loan is a personal transaction among Mr. Eliasov and the Founders, who have personally undertaken to make the loan, and only Mr. Eliasov is liable for and obligated to repay the loan, we do not derive any benefit or liability from the transaction and we do not treat the transaction as an accounting event.

•

On June 11, 2008, pursuant to an option agreement, or Option Agreement, Mr. Eliasov granted to the Founders a call option to purchase all of his 80% membership interest in HCL. If Mr. Eliasov does not meet his obligation to repay the loan or any other event of default occurs, the Founders will have the right to exercise the call option under the Option Agreement to acquire Mr. Eliasov’s 80% majority interest in HCL. The Loan Agreement contemplated the possibility of a reverse merger transaction; as a result of the reverse merger transaction, the Founders have the right to all 29,264,469 of our shares that were delivered to Mr. Eliasov in exchange for his 80% interest in HCL, i.e. shares.  An exercise of the option resulting in the acquisition of Mr. Eliasov’s membership interest in HCL by the Founders will be deemed as the consideration for waiving the loan.  The option to purchase HCL’s membership interest is exercisable after the Founders give written notice to Mr. Eliasov setting out details of the exercise, 15 days in advance of any such exercise.  The Founders may exercise their call option at any time, until all of Mr. Eliasov’s 80% membership interest in HCL has been acquired by them or their nominee(s) or assignee(s). The call option is directly related to the interest free loan given to Mr. Eliasov by the former shareholders of Shengtai and those individuals are the sole party and have the sole right to exercise the option under the agreement.  Since this transaction is in connection with HCL’s change of ownership prior to our acquisition of HCL, we do not incur any benefit or liability from the transaction and it is not a Company accounting event.

•

Concurrently therewith, on July 1, 2008, we entered into a capital contribution agreement with HCL and each of HCL’s shareholders, Mr. Eliasov and Mr. Lu, whereby Mr. Eliasov agreed to contribute RMB10,000,000 (approximately $1,459,854) to the capital of HCL if a share exchange transaction with HCL and its shareholders were consummated.  As security for his payment of such contribution, Mr. Eliasov pledged to return to us 50% of the shares of our common stock issued to him in the share exchange and granted us a first priority security interest in such pledged shares.  Therefore, if Mr. Eliasov does not make the required capital contribution to HCL, he will forfeit up to 50% of his interests in our company.  Although the share exchange has been completed, we have not booked the right for the capital contribution since the share exchange was not completed and the payment was not made as of September 30, 2008, the end of the current reporting period.  The payment has not been made to date and so we plan to treat the right to payment as payment due from a shareholder for the next reporting period.

•

On September 18, 2008, our subsidiaries HCL and Shengtai entered into a securities purchase agreement with BayPeak LLC, a California limited liability company, and Shaoping Lu the 20% minority shareholder of HCL prior to the reverse acquisition transaction.  Pursuant to the securities purchase agreement, as consideration for the waiver of our repayment of certain expenses incurred by BayPeak and Lu in connection with the reverse merger acquisition, we are obligated to issue up to $1,250,000 in cash and stock to BayPeak and up to $750,000 in cash and stock to Lu in connection with any subsequent warrant financing or secondary financing. These payments are contingent on the occurrence of a warrant financing or secondary financing, and we are not obligated to make these payments if these events do not occur.  Accordingly, we will not book these amounts as liabilities on our financial statements until the warrant financing or secondary financing is determined.  Once such event occurs we will net the payment amount with the financing proceeds and book it as capital increase.

•

As of December 31, 2006, Mr. Derong Zou, our Chairman and CEO and the founder and director of Shengtai owed us $196,809. The balance represents an unsecured, interest free loan that we advanced to Mr. Zou prior to becoming a public company and Mr. Zou repaid the balance of the loan in full during fiscal year 2007.  No agreement or contract was signed at the time of the transaction and there were no fixed repayment terms. Following the registration of our securities, we will comply with the prohibition on personal loans, directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any of our directors or executive officers (or equivalent thereof).

•

As of September 30, 2008 and December 31, 2007, the Company owed $255,162 and $3,770, respectively, to Mr. Zou. The balance represents expenses paid by him on behalf of the Company. No agreement or contract was signed at the time of the transaction and the amount was unsecured, interest free, and had no fixed repayment terms.

•

Due to shortage in our accounting staff at the time, Ms Xiang Xiao Jun, Mr. Zou’s wife, collected a payment of approximately $89,644 on our behalf during 2006 from a customer to whom Shengtai provided services, and the payment was addressed and deposited to Ms. Jun’s personal account.  These funds were treated as accounts receivable until the entire amount was returned to us during 2007.  No agreement or contract was signed at the time of the transaction or upon the settlement.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors to include additional independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•

the risks, costs and benefits to us; the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated; the terms of the transaction; the availability of other sources for comparable services or products; and

•

the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years. Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Director Independence

Our board of directors is currently composed of five members: Messrs. Derong Zou, Hongdong Zhang, Tailin Wang, John Eliasov and Cory Roberts. Our board of directors has not yet appointed any “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc., or the Nasdaq Marketplace Rules.

We currently do not have standing audit, nominating or compensation committees. Our entire board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

None of our directors possesses the accounting or related financial management experience that qualifies as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules, or that would qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.  However, upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings in the ordinary course of our business. We are currently not aware of any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

There currently is no market for our common stock. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until our common stock is listed on an exchange, we expect that it would be eligible to be quoted in the over-the-counter bulletin board maintained by the Financial Industry Regulatory Authority (FINRA). In this venue, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock and trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for the common stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity and could make it more difficult for us to raise additional capital.

Holders

On October 16, 2008, there were approximately 208 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

Dividend Policy

Prior to our reverse acquisition of HCL, our dividends were controlled and distributed by Mr. Zou, our current President and Chief Executive Officer.  However, our board of directors will make any future decisions regarding dividends.  Our board of directors has decided that it is in the best interest of the Company and of our shareholders to retain all profits going forward to further grow the business.  Accordingly, we do not intend to pay any dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The Company currently do not have an Equity Incentive Plan (EIP) for its directors, officers, key employees and consultants. The Company intends to have an EIP in the near future.

RECENT SALES OF UNREGISTERED SECURITIES

On October 9, 2008, we completed a reverse acquisition transaction through a share exchange with HCL, whereby we issued to the shareholders of HCL, 36,580,586 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of HCL.  HCL thereby became our wholly owned subsidiary and its subsidiary, Shengtai, became our indirect subsidiary.  As a result of our reverse acquisition of HCL, on October 9, 2008, Lanny R. Lang, our Secretary, Treasurer and Director since our inception, resigned from all corporate offices held by him and as a director of the Company, after which, Derong Zou was appointed Chief Executive Officer, Tong Luo was appointed Chief Financial Officer and Hongdong Zhang was appointed our Chief Operating Officer. On same day, the board of directors appointed Derong Zou, Hongdong Zhang, Tailin Wang and John Eliasov to serve as members of the board of directors of the Company, with Derong Zou serving as Chairman of the board of directors. On the same day, Cory Roberts, our President, Chief Executive Officer and Director since June 11, 2008, resigned from all corporate offices held by him, but will remain a director of the Company.  The issuance of common stock was exempt from the registration requirements provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share.  As of October 16, 2008, there were 39,116,831 issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. All matters requiring stockholder votes, including elections for directors, are by majority vote. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of  directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.  As of October 16, 2008, no shares of our preferred stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).

Warrants

As part of the implementation of Visitalk’s Chapter 11 reorganization plan, Visitalk issued six series of warrants, designated as Series A through F, together the Plan Warrants, to certain Visitalk creditors.  Each Plan Warrant entitles its holder, each a Warrant Holder, to purchase, subject to the terms and conditions set forth in a Plan Warrant Agreement, effective as of June 22, 2004, one fully paid and non-assessable share of our common stock at a purchase price equal to the designated exercise price of such Plan Warrant. The Plan Warrants were exercisable as follows:

Warrant	Exercise Price
Series A	$2.00
Series B	$2.00
Series C	$3.00
Series D	$3.00
Series E	$4.00
Series F	$4.00

We have the right, in our sole discretion and in accordance with the Plan Warrant Agreement, to redeem some or all of the outstanding Plan Warrants at a redemption price of $0.0001 per Plan Warrant, upon giving 20 days’ notice of such determination to all affected Warrant Holders. We redeemed the Series A and Series B Plan Warrants in August 2008, but all the Series C through F Plan Warrants remain outstanding.

The Plan Warrants were exercisable as of September 17, 2004 and were set to expire on November 30, 2008, unless such date was extended by us.  On December 11, 2008, our board of directors approved an extension of the expiration or termination date of all the outstanding Plan Warrants, as follows:  (a) the expiration or termination date of all the outstanding Series C and D Plan Warrants was extended from November 30, 2008, to March 31, 2009; and (b) the expiration or termination date of all the outstanding Series E and F Plan Warrants was extended from November 30, 2008, to March 31, 2009.  In addition, the Board of Directors approved a reduction of the exercise price for the Series C and D Plan Warrants from $3.00 to $1.00 per share of common stock. We extended the exercise date and adjusted the exercise price in accordance with the terms and conditions of the Plan Warrant Agreement and the Plan.

Transfer Agent and Registrar

Our independent stock transfer agent is Computershare, located in Canton, Massachusetts. Their mailing address is 250 Royall Street, Canton, MA 02021, and their telephone number is (732) 512-3172.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Article IV of our Articles of Incorporation and applicable provisions of Nevada corporation law, we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director, officer, employee or agent, or serves or served any other enterprise as our director, officer, employee or agent at our request. In addition, we will pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

Other than as disclosed herein, there is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

FINANCIAL STATEMENTS

The financial statements required by this item begin on page F-1 hereof.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to the effective date of this registration statement, we were not an SEC reporting Company and did not report our financial statements.  However, in connection with our reverse merger transaction, our board of directors recommended and approved the appointment of the independent registered public accounting firm K.P. Cheng & Company of Hong Kong, or K.P. Cheng, as our independent auditor, for the fiscal years ended December 31, 2007 and 2006 and during the subsequent interim period through the date of this report.

During the fiscal years ended December 31, 2007 and 2006 and through the date hereof, neither us nor anyone acting on our behalf consulted K.P. Cheng with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that K.P. Cheng concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304 of Regulation S-K.

EXHIBITS

Exhibit No.	Description
2.1

Share Exchange Agreement, dated as of July 1, 2007, among the registrant, Happy Corporation Limited and the shareholders of Happy Corporation Limited (incorporated by reference to Exhibit 2.1 of the Company’s Form 10, filed on October 27, 2008)

2.2	Second Joint Plan of Reorganization, dated June 22, 2004 (incorporated by reference to Exhibit 2.2 of the Company’s Form 10, filed on October 27, 2008).
3.1

Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on October 22, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Form 10, filed on October 27, 2008).

3.2	Amended and Restated Bylaws, adopted October 16, 2008, by the registrant (incorporated by reference to Exhibit 3.2 of the Company’s Form 10, filed on October 27, 2008).
4.1	VT Video 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 of the Company’s Form 10, filed on October 27, 2008).
4.2	Plan Warrant Agreement of Visitalk Capital Corporation, effective as of June 22, 2004 (incorporated by reference to Exhibit 4.2 of the Company’s Form 10, filed on October 27, 2008)
10.1

Securities Purchase Agreement (and Amendment of Engagement Agreement), dated September 18, 2008, by and among Happy Corporation Limited, Shenzhen Shengtai Industrial Co., Ltd., BayPeak LLC and Shaoping Lu (incorporated by reference to Exhibit 10.1 of the Company’s Form 10, filed on October 27, 2008)

10.2

Capital Contribution Agreement, dated July 1, 2008, by and among John Eliasov, Happy Corporation Limited, the registrant, Derong Zou and Chen Weidong (incorporated by reference to Exhibit 10.2 of the Company’s Form 10, filed on October 27, 2008)

10.3	Loan Agreement, dated June 11, 2008, by and among Derong Zou, Chen Weidong and John Eliasov (incorporated by reference to Exhibit 10.3 of the Company’s Form 10, filed on October 27, 2008)
10.4	Option Agreement, dated June 11, 2008, by and among Derong Zou, Chen Weidong and John Eliasov (incorporated by reference to Exhibit 10.4 of the Company’s Form 10, filed on October 27, 2008)
10.5

Equity Transfer Agreement, dated March 28, 2008, among Happy Corporation Limited, Derong Zou and Weidong Chen (incorporated by reference to Exhibit 10.5 of the Company’s Form 10, filed on October 27, 2008)

10.6

Share Transfer Agreement, dated June 6, 2008, among Derong Zou, Weidong Chen and Happy Corporation Limited (English Translation) (incorporated by reference to Exhibit 10.6 of the Company’s Form 10, filed on October 27, 2008)

10.7

Workshop Lease Agreement, dated September 27, 2005, between Shenzhen Xin He Share-cooperative Company and Shenzhen Shengtai Industrial Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.7 of the Company’s Form 10, filed on October 27, 2008)

10.8

Dormitory Lease Agreement, dated September 27, 2005, between Shenzhen Xin He Share-corporative Company and Shenzhen Shengtai Industrial Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.8 of the Company’s Form 10, filed on October 27, 2008)

10.9

Real Estate Lease Agreement, dated September 25, 2006, between Shenzhen Sha Jing Sha Yi Share-cooperative Company and Shenzhen Shengtai Industrial Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.9 of the Company’s Form 10, filed on October 27, 2008)

10.10

Technology Transfer Agreement (Patent Application Right), dated April 3, 2007, between Shenzhen Shengtai Industrial Co., Ltd. and Feng Ding (English Translation) (incorporated by reference to Exhibit 10.10 of the Company’s Form 10, filed on October 27, 2008)

10.11

Employment Agreement, dated December 18, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and Derong Zou (English Translation) (incorporated by reference to Exhibit 10.11 of the Company’s Form 10, filed on October 27, 2008)

10.12

Employment Agreement, dated December 18, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and Hongdong Zhang (English Translation) (incorporated by reference to Exhibit 10.12 of the Company’s Form 10, filed on October 27, 2008)

10.13

Employment Agreement, dated December 18, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and Tong Luo (English Translation) (incorporated by reference to Exhibit 10.13 of the Company’s Form 10, filed on October 27, 2008)

10.14

Technical Consultant Retaining Agreement, dated as of January 1, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and the University of Electronic Science and Technology of China (English Translation) (incorporated by reference to Exhibit 10.14 of the Company’s Form 10, filed on October 27, 2008)

10.15

Technical Consultant Retaining Agreement, dated as of January 1, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and The 43rd Research Institute of China Electronic Technology (English Translation) (incorporated by reference to Exhibit 10.15 of the Company’s Form 10, filed on October 27, 2008)

10.16

Technological Cooperation Agreement, dated as of October 15, 2004, between Shenzhen Shengtai Industrial Co., Ltd. and the University of Electronic Science and Technology of China (English Translation) (incorporated by reference to Exhibit 10.16 of the Company’s Form 10, filed on October 27, 2008)

10.17

Technological Cooperation Agreement, dated as of October 15, 2004, between Shenzhen Shengtai Industrial Co., Ltd. and The 43rd Research Institute of China Electronic Technology (English Translation) (incorporated by reference to Exhibit 10.17 of the Company’s Form 10, filed on October 27, 2008)

21	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 of the Company’s Form 10, filed on October 27, 2008)
23*	Consent of K.P. Cheng & Company
24*	Power of Attorney (included on the signature page of this registration statement)

* Filed Herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SHENGTAI POWER INTERNATIONAL, INC.

	By:	/s/ Derong Zou
Derong Zou
Date: December 24, 2008		CEO, President and Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Derong Zou his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Derong Zou Derong Zou	CEO, President and Chairman	December 24, 2008

/s/ Tailin Wang Tailin Wang	Vice-President and Director	December 24, 2008

/s/ Tong Luo Tong Luo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 24, 2008

/s/ Hongdong Zhang Hongdong Zhang	Vice-President	December 24, 2008

/s/ Cory Roberts Cory Roberts	Director	December 24, 2008

/s/ John Eliasov John Eliasov	Director	December 24, 2008

SHENGTAI POWER INTERNATIONAL, INC.

HAPPY CORPORATION LIMITED

CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

HAPPY CORPORATION LIMITED CONDENSED BALANCE SHEETS (UNAUDITED)
September 30, 2008
ASSETS
CURRENT ASSETS
Cash and equivalents	$ 681,028
Accounts receivable	2,825,742
Inventories	1,274,482
Notes receivable	522,777
Other receivables	18,147
Deposits and prepayments	61,803
Deferred tax assets	142,758
Total Current Assets	5,526,737

NON-CURRENT ASSETS
Fixed assets, net	1,543,878
Intangible asset, net	577,490
Deferred tax assets	8,158
Total Non-Current Assets	2,129,526
TOTAL ASSETS	$ 7,656,263

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,127,480
Accrued liabilities and other payables	997,696
Taxes payable	269,561
Dividend payable	713,340
Due to a director	255,162
Deferred tax liabilities	28,614
Total Current Liabilities	3,391,853

SHAREHOLDERS’ EQUITY
Common Share, $0.1289 par value; 10,000 shares authorized; 10,000 shares issued and outstanding at September 30, 2008	1,289
Additional paid in capital	1,305,801
Retained earnings (the restricted portion is $749,519 at September 30, 2008)	2,131,856
Accumulated other comprehensive income	825,464
Total Shareholder Equity	4,264,410

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 7,656,263

See accompanying notes to the unaudited condensed financial statements

HAPPY CORPORATION LIMITED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

REVENUE	$ 6,819,871	$ 4,093,322	$ 6,349,269	$ 10,401,114
COST OF GOODS SOLD	(4,769,671)	(2,862,145)	(11,173,629)	(7,298,175)
GROSS PROFIT	2,050,200	1,231,177	5,175,640	3,102,939

General and administrative expenses	(554,054)	(276,465)	(1,222,938)	(749,400)
Selling expenses	(174,485)	(116,616)	(398,198)	(287,206)
Total operating expenses	(728,539)	(393,081)	(1,621,136)	(1,036,606)

INCOME FROM OPERATIONS	1,321,661	838,096	3,554,504	2,066,333

OTHER INCOME (EXPENSES), NET	1,436	(11,370)	35,525	(15,171)

INCOME BEFORE INCOME TAX EXPENSE	1,323,097	826,726	3,590,029	2,051,162

INCOME TAX EXPENSE	(240,388)	(121,756)	(636,753)	(307,761)

NET INCOME	1,082,709	704,970	2,953,276	1,743,401

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	20,898	71,397	318,405	140,011
COMPREHENSIVE INCOME	$ 1,103,607	$ 776,367	$ 3,271,681	$ 1,883,412

See accompanying notes to the unaudited condensed financial statements

HAPPY CORPORATION LIMITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Cash flows from operating activities
Net income	$ 2,953,276	$ 1,743,401
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	258,668	147,798
Loss on disposal of fixed assets	-	10,313
Deferred taxes	(63,440)	(27,271)

Changes in operating assets and liabilities：
(Increase) Decrease in:
Accounts receivable	347,492	(1,416,841)
Inventories	(201,212)	(272,363)
Other receivables	2,141	72,149
Deposits and prepayments	3,091	11,278
(Decrease) Increase in:
Accounts payable	321,461	(478,834)
Accrued liabilities and other payables	5,153	225,994
Taxes payable	8,238	22,405

Net cash flows provided by operating activities	3,634,868	38,029

Cash flows from investing activities
Purchase of fixed assets	-	(27,591)
Purchase of intangible assets	-	(599,137)
Proceeds from disposal of fixed assets	-	6,518

Net cash flows used in investing activities	-	(620,210)

Cash flows from financing activities
Payment of dividends	(3,902,763)	(1,177,998)
(Payment) proceeds from notes receivable	(7,512)	21,354
Proceeds from the injection of registered capital	1,584	1,184,694
Advanced from a director	251,392	282,158

Net cash flows (used in) provided by financing activities	(3,657,299)	310,208

Net decrease in cash and equivalents	(22,431)	(271,973)

Effect of exchange rate changes on cash and cash equivalents	202,516	114,638

Cash and cash equivalents-beginning of period	500,943	361,472

CASH AND CASH EQUIVALENTS-END OF PERIOD	$681,028	$204,137

SUPPLEMENTARY CASH FLOW INFORMATION
Interest paid	$-	$-
Income tax paid	$(697,038)	$(313,373)

See accompanying notes to the unaudited condensed financial statements

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 1 - PRINCIPAL ACTIVITIES AND ORGANIZATION

Happy Corporation Limited (“the Company” or “HCL”) is a Hong Kong limited company that was incorporated on November 8, 2007 for the purpose of acquiring Shenzhen Shengtai Industrial Company Limited. (“Shengtai”). John David Eliasov is the majority holder who owns 80% of the Company and Shaoping Lu is the minority holder who owns 20% of the Company. On July 6, 2008, HCL entered into equity purchase agreement to acquire all the capital of Shengtai for RMB10,000,000 (approximately $1,500,500). The transaction was approved on July 10, 2008 by the Shenzhen Bureau of Commerce, subject to the People’s Republic of China (“PRC”) Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors, or Merger Regulations, which requires the equity interest transfer price to be paid in full by a date certain, or in the absence of such express date, within one year commencing from the issuance of the new business license. On September 5, 2008, a renewed business license was issued by the Shenzhen Administration for Industry and Commerce, and Shengtai was converted into a wholly foreign owned enterprise. Shengtai’s new business license is valid through September 4, 2018.

Shengtai was established on March 29, 2002 in Shenzhen under the law of the PRC. Prior to the merger with HCL, it had registered capital of Renminbi (“RMB”) 10,000,000. Mr. Derong Zou was the controlling stockholder of the Company who own 99% of the Company’s registered capital. The Company develops, manufactures, commercializes and distributes power supply products including electrical adaptor for Liquid Crystal Display Television (“LCD TVs”). The Company’s products are mainly supplied to the LCD TVs manufacturers within the PRC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and related notes. In the opinion of management, the accompanying unaudited consolidated financial statements present fairly the balance sheet of the Company as of September 30, 2008 and the results of their operations for the three and nine months ended September 30, 2008 and 2007, and cash flows for the nine months ended September 30, 2008 and 2007. The results of operations for the three and nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the entire year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of Shengtai for the years ended December 31, 2007 and 2006 included in the Form 10/A.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates were made; however actual results when ultimately realized could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized under the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No.101”), as amended by SAB No. 104 (“SAB No. 104”) and SAB Topic 13 for revenue recognition.  Revenue is recorded when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REVENUE RECOGNITION (Continued)

Persuasive evidence of an arrangement is demonstrated by acceptance of the purchase order and accomplishment of the production. Product delivery is evidenced by warehouse shipping log as well as confirmation of the receipt of the products from customer where the title has passed. The sales price to the customer is fixed upon acceptance of the purchase order and invoice out to the customer. The customer has the right to return of malfunctioned products. Returned products are either fixed or exchanged with functional units. Sales return occurs when the returned products are not fixable or exchangeable. Historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues.

WARRANTY

The Company’s products typically carry a warranty against manufacturing defects at the time of the delivery of the products to the customer for a period of one year from the date of the delivery.  The Company establishes reserves for estimated products costs at the time the revenue is recognized based on its historical warranty experience, and additionally for any known warranty issue.  For the nine months ended September 30, 2008 and 2007, the Company has not experienced a significant amount of product warranty costs and has not recognized any warranty reserves.

SELLING AND SHIPPING AND HANDLING EXPENSES

Selling expenses include the costs of selling merchandise, including preparing the merchandise for sale, such as picking, packing, warehousing and order charges. All shipping and handling are expensed as incurred and outbound freight is not billed to customers. Shipping and handling expenses included in selling expenses were $15,011 and $24,145, for the nine months ended September 30, 2008 and 2007, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Salaries of engineers and technical staff involved in research and development, amounting $128,302 and $185,810 respectively, are included in general and administration expenses for the nine month period ended September 30, 2008 and 2007. Research and development expenses for the nine months ended September 30, 2008 and 2007 are $372,439 and $348,295 respectively.

RETIREMENT BENEFITS

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to expense as incurs. The retirement benefits expenses for the nine months ended September 30, 2008 and 2007 are $ 198,297 and $153,057, respectively and are included in general and administrative expenses.

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FOREIGN CURRENCY TRANSLATION

The accompanying financial statements are presented in United States dollars. The functional currency of the Company was the RMB. Capital accounts of the financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurs. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period.

	2008	2007
At September 30 RMB: US$ exchange rate	6.8183	7.5108
Nine months ended September 30 average RMB: US$ exchange rate	6.9921	7.6401

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

RESTRICTED RETAINED EARNINGS

For the nine months ended September 30, 2008 and 2007, the Company transferred 10% respectively of its PRC profit after taxation to the restricted retained earning in the amount of $295,424 and $174,340, respectively. Subject to certain restrictions set out in the PRC Companies Law, the restricted retained earning may be distributed to shareholders in the form of share bonus issues and/or cash dividends. The Company’s retained earnings in the amount of $749,519 are restricted as of September 30, 2008.

COMPREHENSIVE INCOME

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain.

INCOME TAXES

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it was more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains no bank account in the United States of America.

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ACCOUNTS RECEIVABLE

Accounts receivable are recognized and carried at the original invoice amount, less allowance for any uncollected amounts.  Management reviews accounts receivable based on current aging of the receivables and historic experience.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Historically, there have been very few customer defaults which caused the improbable collection of receivables.  As of September 30, 2008, after reviewing the aging of the accounts receivable balances, management did not reserve any allowances for bad debt.

INVENTORIES

Inventories, consisting of raw materials, work-in-progress and finished goods, are stated at the lower of standard cost or market value.  Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.  Management reviews periodically the inventory on hand to determine if reserve is necessary for any potential obsolescence.  Inventories purchased are based on the production order from customers and therefore, there would not be excessive inventories under most circumstances.  As of September 30, 2008, there was no excess and obsolete inventory that was written down.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments includes accounts receivable, notes receivable, other receivables, accounts payable, accrued liabilities and other payables, and taxes payable. Management has estimated that the carrying amount approximates their fair value due to their short-term nature approximate the current market rates. )

FIXED ASSETS

Fixed assets are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Leasehold improvements	The lesser of 5 years or lease term
Motor vehicle	5 years
Electrical equipment	5 years
Machinery	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

IMPAIRMENT OF LONG-TERM ASSETS

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in Statement of Financial Accounting Standards (“SFAS”) No. 144. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. There are no impairments for the nine months ended September 30, 2008 and 2007.

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ECONOMIC AND POLITICAL RISKS

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

SEGMENTS

The Company operates in one business segment, the development, manufacturing and commercializing electrical adaptor for LCD TVs in the PRC.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations, which replaced SF AS No. 141. This statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, require the capitalization of in-process research and development at fair value, and require the expensing of acquisition-related cost as incurred. SFAS No. 141(R) is effective for the company beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which changes the accounting and reporting for minority interest. Minority interest will be recharacterized as noncontrolling interests and will be reported as a component of equity separated from parent’s equity, and purchase or sale of equity interests that does not result in a change in control will be accounted for as equity transaction. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded as fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for us beginning July 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The Company is currently assessing the potential impact that adoption of SFAS No. 160 would have on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"), which amends SFAS No.133 and expands disclosures to include information about the fair value of derivatives, related credit risks and a company's strategies and objectives for using derivatives. SFAS No. 161 is effective for fiscal periods beginning on or after November 15, 2008. The Company is currently in the process of assessing the impact that SFAS No. 161 will have on the disclosures in its financial statements.

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 3 – INVENTORIES

Inventories are summarized as follows:

September 30,
2008
Raw materials	$ 769,141
Work in progress	96,313
Finished goods	409,028
$ 1,274,482

NOTE 4 – NOTES RECEIVABLE

Notes receivable represent bank acceptance notes collected from customers. All the notes do not bear interest and mature within three to six months. A bank fee of 2% to 4% of the total value of the note is charged by the bank if it is cashed before in the note is matured, depending the maturity time of the note cashed.

NOTE 5 – FIXED ASSETS

Fixed assets consist of the following:

September 30,
2008
At cost:
Leasehold improvement	$ 231,480
Machinery	1,557,706
Electrical equipment	260,323
Motor vehicle	181,110
2,230,619
Less: Accumulated depreciation
Leasehold improvement	103,409
Machinery	298,406
Electrical equipment	147,436
Motor vehicle	137,490
686,741
Fixed assets, net	$ 1,543,878

Depreciation expense for the nine months ended September 30, 2008 and 2007 is $ 210,399 and $132,820 respectively.

NOTE 6 – INTANGIBLE ASSET

The Company acquired a patent in April 2007 for manufacturing electrical adaptor by cash. The cost of the patent is amortized over their estimated useful lives of 10 years.  Intangible asset is summarized as follows:

September 30,
2008
At cost	$ 659,989
Less: accumulated amortization	82,499
Intangible asset, net	$ 577,490

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 6 – INTANGIBLE ASSET (Continued)

Amortization expense for the nine months ended September 30, 2008 and 2007 is $48,269 and $14,725 respectively.

Amortization expense for the next five years and thereafter is as follows:

September 30,	Amount
2009	$ 65,999
2010	65,999
2011	65,999
2012	65,999
2013	65,999
Thereafter	247,495
Total	$ 577,490

NOTE 7 – RELATED PARTIES TRANSACTIONS

As of September 30, 2008, the Company owes $255,162 to the director. The balance represents the expenses paid by the Company’s director on behalf of the Company. The amount is unsecured, interest free, and has no fixed payment terms.

NOTE 8 – COMMITMENTS

As of September 30, 2008, the Company had remaining outstanding commitments with respect to its non-cancelable operating leases for its plant and office in Shenzhen, PRC as follows:

September 30,	Amount
2009	$ 241,342
2010	244,063
2011	221,485
2012	235,205
2013	238,144
Thereafter	277,835
Total	$1,458,074

Rent expense for the nine months ended September 30, 2008 and 2007 is $171,730 and $157,067, respectively.

NOTE 9 - TAXES

(a) Corporate Income Tax (“CIT”)

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.

Prior to January 1, 2008, CIT rate applicable to the Company range from 0% to 33%. The Company enjoys a preferential tax rate of 15% in CIT for operating in Shenzhen Special Economic Region.

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 6 – INTANGIBLE ASSET (Continued)

(a) Corporate Income Tax (“CIT”) (Continued)

Under the New CIT law, the corporate income tax rate applicable to the Company starting from January 1, 2008 is increased to 18%, and will gradually be adjusted to 25% by 2012. The tax rate required by the new law for the following four years would be: 20% in 2009, 22% in 2010, 24% in 2011 and 25% in 2012.

The Company’s income tax expense differs from the expected tax expense for the nine months ended September 30, 2008 and 2007 as follows:

	September 30,	September 30,
	2008	2007
Computed “expected” expense	$646,379	$307,761
Permanent difference	487	-
Effect on changes in tax rate	(10,113)	-
Income tax expense	$636,753	$307,761

The provision for income taxes expense is summarized as follows:

	September 30,	September 30,
	2008	2007

Current	$694,522	$333,740
Deferred	(57,769)	(25,979)
Total	$636,753	$307,761

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets as of September 30, 2008 are as follows:

September 30,
2008
Deferred tax assets
Current portion:
Prepaid expenses written off	$2,264
Audit fee	31,542
Social Insurance	100,112
Raw material written off	6,409
Depreciation and amortization	2,431
142,758
Non-current portion:
Depreciation and amortization	8,158
Total deferred tax assets	$150,916

Deferred tax liabilities
Current portion:
Social welfare	$28,614

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 6 – INTANGIBLE ASSET (Continued)

(a) Corporate Income Tax (“CIT”) (Continued)

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109,” (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

(b) Tax Holiday Effect

The new tax regulations take effect on January 1, 2008, one of which indicates that the unified CIT rate of 25% applies to all enterprises including the Company. Under the new tax law the Company enjoyed a preferential tax rate of 18% in CIT for operating in the Shenzhen Special Economic Region.

For the nine months ended September 30, 2008 and 2007, taxable income before income tax expense was $3,590,995 and $2,051,162, respectively.  Income tax expense related to China income for the nine months ended September 30, 2008 and 2007 was $636,753 and $307,761, respectively.

The effects of the income tax expense exemptions and reductions available to the Company are as follows:

	September 30, 2008	September 30, 2007
Tax holiday effect	$251,370	$369,209

(c) Value Added Tax ("VAT")

Enterprises or individuals who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with the PRC laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company's finished products can be used to offset the VAT due on the sales of the finished products.

The VAT payable balance amounting $151,834 as of September 30, 2008 was included in accrued liabilities and other payables in the accompanying condensed consolidated balance sheet.

NOTE 10 – CONCENTRATION

The Company’s major customers for the period ended September 30, 2008 who accounted for the following percentage of total sales and accounts receivable are as follows:

	Sales		Accounts Receivable
	September 30,		September 30,	December 31,
Major Customers	2008	2007	2008	2007
Company A	16%	22%	29%	27%
Company B	6%	9%	5%	3%
Company C	5%	-	5%	5%
Company D	4%	-	4%	8%
Company E	9%	5%	4%	2%

HAPPY CORPORATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(UNAUDITED)

NOTE 10 – CONCENTRATION (Continued)

The Company’s major suppliers for the period ended September 30, 2008 who accounted for the following percentage of total purchases and accounts payable are as follows:

	Purchases		Accounts Payable
	September 30,		September 30,	December 31,
Major Suppliers	2008	2007	2008	2007
Company F	1%	1%	-	-
Company G	3%	1%	10%	-
Company H	1%	1%	-	-
Company I	4%	1%	12%	11%
Company J	2%	1%	17%	5%

NOTE 11 – SUBSEQUENT EVENT

On October 9, 2008, the Company completed a reverse acquisition transaction through a share exchange with Bay Peak 1 Acquisition Corp. (“Bay Peak 1”), whereby Bay Peak 1 issued to the shareholders of HCL, 36,580,586 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of HCL. HCL thereby became the wholly owned subsidiary of Bay Peak 1 and HCL’s subsidiary, Shengtai, became Bay Peak 1’s indirect subsidiary.  As a result of the merger, on October 9, 2008, Lanny Lang, resigned from all corporate offices and as a director of Bay Peak 1 and Derong Zou was appointed Chief Executive Officer, Tong Luo was appointed Chief Financial Officer and Hongdong Zhang was appointed our Chief Operating Officer of Bay Peak 1. On same day, the board of directors appointed Derong Zou, Hongdong Zhang, Tailin Wang and John Eliasov to serve as members of the board of directors of Bay Peak 1, with Derong Zou serving as Chairman of the board of directors. Cory Roberts will remain as a director of Bay Peak 1.

As a condition to the closing of the reverse acquisition, the Company filed a certificate of amendment to the articles of incorporation with the Nevada Secretary of State on October 22, 2008, to change the name from Bay Peak 1 Acquisition Corp. to Shengtai Power International, Inc.  33Shengtai Power International, Inc. is authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share. As of October 16, 2008, there were 39,116,831 shares issued and outstanding.

The following unaudited pro forma financial information presents the combined results of the operation of Shengtai Power International, Inc. with the operation of Shengtai as if the reverse merger has happened at the beginning of the 2008 and 2007

	Nine months period
	ended September 30,
	(Unaudited)
	2008	2007

Revenue	$16,349,269	$10,401,114
Net income	$2,953,276	$1,743,401
Net income per share: basic and diluted	$0.08	$0.04

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Shenzhen Shengtai Industrial Company Limited

We have audited the accompanying balance sheets of Shenzhen Shengtai Industrial Company Limited  (the “Company”) as of December 31, 2007 and 2006, and the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenzhen Shengtai Industrial Company Limited as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

K. P. Cheng & Co.

Certified Public Accountants

Hong Kong

September 30, 2008 except for Note 12 (c) which

is as of October 9, 2008

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$500,943	$361,472
Accounts receivable	3,173,234	1,226,291
Inventories	1,073,270	1,098,368
Notes receivable	515,265	441,815
Other receivables	20,288	44,032
Deposits and prepayments	64,894	442,113
Due from a director	-	196,809
Due from a related party	-	89,644
Deferred tax assets	76,638	33,409
Total Current Assets	5,424,532	3,933,953

NON-CURRENT ASSETS
Fixed assets, net	1,677,838	992,120
Intangible asset, net	586,309	-
Deferred tax assets	4,588	758
Total Non-Current Assets	2,268,735	992,878
TOTAL ASSETS	$7,693,267	$4,926,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$806,019	$843,959
Accrued liabilities and other payables	975,443	619,803
Customer deposits	17,100	71,075
Taxes payable	261,323	110,948
Due to a director	3,770	-
Deferred tax liabilities	22,364	12,844

Total Current Liabilities	2,086,019	1,658,629

SHAREHOLDERS' EQUITY
Registered capital	1,305,506	120,812
Retained earnings (the restricted portion is $454,095 and $139,918 at December 31, 2007 and 2006, respectively)	3,794,683	2,966,109
Accumulated other comprehensive income	507,059	181,281
Total Shareholders’ Equity	5,607,248	3,268,202
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,693,267	$4,926,831

See accompanying notes to the financial statements

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

REVENUE	$ 16,682,754	$ 9,969,956
COST OF GOODS SOLD	11,472,552	7,001,570

GROSS PROFIT	5,210,202	2,968,386

General and administrative expenses	1,169,055	886,193
Selling expenses	346,776	195,190
Total operating expenses	1,515,831	1,081,383

INCOME FROM OPERATIONS	3,694,371	1,887,003

FINANCE EXPENSES, NET	(6,284)	(27,104)

OTHER INCOME (EXPENSE), NET	8,212	(14,164)

INCOME BEFORE INCOME TAX EXPENSE	3,696,299	1,845,735

INCOME TAX EXPENSE	554,532	282,060

NET INCOME	3,141,767	1,563,675

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	325,778	163,694
COMPREHENSIVE INCOME	$ 3,467,545	$ 1,727,369

See accompanying notes to the financial statements

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Registered Capital	Retained Earnings	Other Comprehensive Income	Total Shareholders’ Equity
Balance at January 1, 2006	$ 120,812	$ 1,402,434	$ 17,587	$ 1,540,833
Net income	-	1,563,675	-	1,563,675
Foreign currency translation gain	-	-	163,694	163,694
Balance at December 31, 2006	120,812	2,966,109	181,281	3,268,202
Proceeds from injection of registered capital	1,184,694	-	-	1,184,694
Net income	-	3,141,767	-	3,141,767
Distribution of dividends	-	(2,313,193)	-	(2,313,193)
Foreign currency translation gain	-		325,778	325,778
Balance at December 31, 2007	$ 1,305,506	$ 3,794,683	$ 507,059	$ 5,607,248

See accompanying notes to the financial statements

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities
Net income	$ 3,141,767	$ 1,563,675
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	220,771	119,480
Loss on disposal of plant and equipment	10,836	13,345
Deferred taxes	(34,825)	(22,800)
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(1,798,140)	(204,040)
Inventories	97,422	(40,533)
Other receivables	25,859	(28,729)
Deposits and prepayments	393,678	(297,451)

Increase (Decrease) in:
Accounts payable	(92,868)	280,700
Accrued liabilities and other payables	302,085	16,202
Customer deposits	(56,851)	16,129
Taxes payable	137,800	(8,918)
Net cash provided by operating activities	2,347,534	1,407,060

Cash flows used in investing activities
Purchase of intangible asset	(594,821)	-
Purchase of fixed assets	(783,023)	(717,005)
Proceeds from disposal of equipment	6,609	559
Net cash used in investing activities	(1,371,235)	(716,446)

Cash flows used in financing activities
Proceeds from injection of registered capital	1,184,694	-
Distribution of dividends	(2,313,193)	-
Repayment of notes receivable	(41,479)	(168,437)
Advances from (repayment to) a director	206,781	(184,899)
Advances from (repayment to) a related party	92,528	(84,219)
Net cash used in financing activities	(870,669)	(437,555)

Net increase in cash and cash equivalents	105,630	253,059
Effect of exchange rate changes on cash and cash equivalents	33,841	19,297
Cash and cash equivalents - Beginning of year	361,472	89,116
CASH AND CASH EQUIVALENTS – END OF YEAR	$ 500,943	$ 361,472

SUPPLEMENTAL CASH FLOW INFORMATION

Interest paid	$ -	$ -
Income taxes paid	$ (451,557)	$ (313,778)

See accompanying notes to the financial statements

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 - PRINCIPAL ACTIVITIES AND ORGANIZATION

Shenzhen Shengtai Industrial Company Limited ("the Company”) was established on March 29, 2002 under the law of People’s Republic of China (“PRC”).  It currently has a registered capital of RMB 10,000,000. Mr. Derong Zou is the controlling stockholder of the company who own 99% of the Company’s registered capital.

The Company develops, manufactures, commercializes and distributes power supply products including electrical adaptors for Liquid Crystal Display Television (“LCD TVs”). The Company's products are mainly supplied to LCD TV manufacturers within the PRC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates were made; however actual results when ultimately realized could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized under the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No.101”), as amended by SAB No. 104 (“SAB No. 104”) and SAB Topic 13 for revenue recognition.  Revenue is recorded when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Persuasive evidence of an arrangement is demonstrated by acceptance of the purchase order and accomplishment of the production. Product delivery is evidenced by warehouse shipping log as well as confirmation of the receipt of the products from customer where the title has passed. The sales price to the customer is fixed upon acceptance of the purchase order and invoice out to the customer. The customer has the right to return of malfunctioned products. Returned products are either fixed or exchanged with functional units. Sales return occurs when the returned products are not fixable or exchangeable. Historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues.

WARRANTY

The Company’s products typically carry a warranty against manufacturing defects at the time of the delivery of the products to the customer for a period of one year from the date of the delivery.  The Company establishes reserves for estimated product warranties at the time the revenue is recognized based on its historical warranty experience, and additionally for any known warranty issues.  For the years ended December 31, 2007 and 2006, the Company has not experienced a significant amount of product warranty costs and has not recognized any warranty reserves.

SELLING AND SHIPPING AND HANDLING EXPENSES

Selling expenses include the costs of selling merchandise, including preparing the merchandise for sale, such as picking, packing, warehousing and order charges. All shipping and handling are expensed as incurred and outbound freight is not billed to customers. Shipping and handling expenses included in selling expenses are $29,981 and $24,623 for the years ended December 31, 2007 and 2006, respectively.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Salaries of engineers and technical staff involved in research and development, amounting to $236,940 and $155,539, are included in general and administration expenses for the years ended December 31, 2007 and 2006 respectively. Research and development expenses for the years ended December 31, 2007 and 2006 are $456,201 and $345,596 respectively.

RETIREMENT BENEFITS

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to expense as incurred. The retirement benefits expenses for 2007 and 2006 were $207,504 and $130,337, respectively and were included in general and administrative expenses.

FOREIGN CURRENCY TRANSLATION

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). Capital accounts of the financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occur. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures were translated at the average exchange rate of the year.

	2007	2006
Year end RMB: US$ exchange rate	7.3046	7.8087
Average yearly RMB: US$ exchange rate	7.5653	8.3117

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

RESTRICTED RETAINED EARNINGS

In 2007 and 2006, the Company transferred 10% and 0% of its PRC profit after taxation to the restricted retained earning in the amount of $314,177 and $0, respectively. Subject to certain restrictions set out in the PRC Companies Law, the restricted retained earning may be distributed to shareholders in the form of share bonus issues and/or cash dividends. The Company’s retained earnings in the amount of $454,095 and $139,918 are restricted as of December 31, 2007 and 2006, respectively.

COMPREHENSIVE INCOME

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that was presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains no bank accounts in the United Stated of America.

ACCOUNTS RECEIVABLE

Accounts receivable are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable.

INVENTORIES

Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of standard cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include, accounts receivable, notes receivable, others receivable, taxes payable, accounts payable, accrued liabilities and other payable and customer deposits. Management has estimated that the carrying amount approximates their fair value due to their short-term nature approximate the current market rates.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FIXED ASSETS

Fixed assets are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the fixed assets are as follows:

Leasehold improvements	The lesser of 5 years or lease term
Motor vehicle	5 years
Electrical equipment	5 years
Machinery	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

IMPAIRMENT OF LONG-TERM ASSETS

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in Statement of Financial Accounting Standards (“SFAS”) No. 144. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. There are no impairments in 2007 and 2006.

CUSTOMER DEPOSITS

Customer deposits consist of amounts paid to the Company in advance for the sale of products in the PRC.

The Company recognizes these amounts as a current liability until the revenue is recognized when the goods are delivered.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ECONOMIC AND POLITICAL RISKS

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

SEGMENTS

The Company operates in one business segment, the development, manufacturing and commercializing electrical adaptor for LCD TVs in the PRC.

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standard Board ("FASB") issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value was used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 was effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company was currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 would have on its results of operations, financial position, or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree and recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS No. 141(R) also sets forth the disclosures required to be made in the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, SFAS No. 141(R) will be applied by the Company to business combinations occurring on or after January 1, 2009.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In February 2007, the FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No.115 (FAS 159) will become effective for the company on January 1, 2008. This standard permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gins and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, if any, of this fair-value option will have a material effect on results or operations or financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which SFAS No. 160 is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented. The Company does not have a noncontrolling interest in one or more subsidiaries. Accordingly, the Company does not anticipate that the initial application of SFAS No. 160 will have an impact on the Company.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"), which amends SFAS No.133 and expands disclosures to include information about the fair value of derivatives, related credit risks and a company's strategies and objectives for using derivatives. SFAS No. 161 is effective for fiscal periods beginning on or after November 15, 2008. The Company is currently in the process of assessing the impact that SFAS No. 161 will have on the disclosures in its financial statements.

NOTE 3 - INVENTORIES

Inventories as are summarized as follows:

	2007	2006
Raw materials	$ 813,719	$ 517,928
Work in progress	62,087	190,112
Finished goods	197,464	390,328
	$ 1,073,270	$ 1,098,368

NOTE 4 – NOTES RECEIVABLE

Notes receivable represent bank acceptance notes collected from customers. All the notes do not bear interest and mature within three to six months.  A bank fee of 2% to 4% of the total value of the note is charged by the bank if it is cashed before the note matures.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 5 – FIXED ASSETS

Fixed assets consist of the following:

	2007	2006
At cost:
Leasehold improvement	$ 216,069	$ 125,502
Machinery	1,454,001	715,983
Electrical equipment	242,994	212,872
Motor vehicle	169,053	170,907
	2,082,117	1,225,264
Less: Accumulated depreciation
Leasehold improvement	53,172	23,581
Machinery	156,456	68,052
Electrical equipment	93,202	61,183
Motor vehicle	101,449	80,328
	404,279	233,144

Fixed assets, net	$ 1,677,838	$ 992,120

Depreciation expense for the years ended December 31, 2007 and 2006 was $191,030 and $119,480, respectively.

NOTE 6 – INTANGIBLE ASSET

The Company acquired a patent in April 2007 for manufacturing electrical adaptors for cash. The cost of the patent is amortized over its estimated useful life of 10 years. Intangible asset is summarized as follows:

	2007	2006
At cost	$ 616,050	$ -
Less: accumulated amortization	29,741	-
Intangible asset, net	$ 586,309	$ -

Amortization expense for the years ended December 31, 2007 and 2006 was $29,741 and $0, respectively.

Amortization expense for the next five years and thereafter is as follows:

2008	$ 61,606
2009	61,606
2010	61,606
2011	61,606
2012	61,606
Thereafter	278,279
Total	$ 586,309

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 7 – RELATED PARTIES TRANSACTIONS

(a)

As of December 31, 2006, the director of the Company owed $196,809 to the Company. The balance represented the money advanced to director. The amount is unsecured, interest free, and has no fixed payment terms

(b)

As of December 31, 2007, the Company owed $3,770 to a director. The balance represented the expenses paid by the Company’s director on behalf of the Company. The amount is unsecured, interest free, and has no fixed payment terms

(c)

As of December 31, 2006, Xiang Xiao Jun who is the wife of the director, has received a settlement of accounts receivable on behalf of the Company $89,644. The whole amount was repaid to the Company during 2007.

NOTE 8 – COMMITMENTS

As of December 31, 2007, the Company had remaining outstanding commitments with respect to its non-cancelable operating leases for its plant and office in Shenzhen, PRC as follows:

Year Ending December 31,	Amount
2008	$ 211,734
2009	225,572
2010	221,036
2011	205,156
2012	220,101
Thereafter	421,861
Total	$1,505,460

Rent expense for the years ended December 31, 2007 and 2006 was $211,714 and 175,884, respectively.

NOTE 9 - TAXES

(a) Corporate Income Tax (“CIT”)

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.

Prior to January 1, 2008, CIT rate applicable to the Company range from 0% to 33%.  In 2007 and 2006, the Company enjoyed a preferential tax rate of 15% in CIT for operating in Shenzhen Special Economic Region.

Under the New CIT law, the corporate income tax rate applicable to the Company starting from January 1, 2008 is at 18% and will gradually be adjusted to 25% by 2012. The tax rate required by the new law for the following four years would be 20% in 2009, 22% in 2010, 24% in 2011 and 25% in 2012.  The Company’s income tax expense differs from the expected tax expense for the years ended December 31, 2007 and 2006 as follows:

	2007	2006
Computed “expected” expense	$554,445	$276,860
Permanent difference	-	5,200
Others	87	-
Income tax expense	$554,532	$282,060

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 9 - TAXES (Continued)

The provision for income tax expense is summarized as follows:

	2007	2006

Current	$589,357	$304,860
Deferred	(34,825)	(22,800)
Total	$554,532	$282,060

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets as of December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets
Current portion:
Audit fee	$12,321	$5,763
Educational welfare	7,172	2,711
Prepaid expenses written off	2,010	1,881
Social insurance expenses	51,634	19,521
Depreciation	3,501	3,533
	76,638	33,409
Non-current portion :
Depreciation	4,588	758
Total deferred tax assets	$81,226	$34,167

Deferred tax liabilities
Current portion:
Social welfare expenses	$22,364	$12,844

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, ” (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

(b) Tax Holiday Effect

Prior to January 1, 2008, CIT rate applicable to the Company range from 0% to 33%.  In 2007 and 2006, the Company enjoyed a preferential tax rate of 15% in CIT for operating in the Shenzhen Special Economic Region.

Income before income tax expense of $3,696,299 and $1,845,735 for 2007 and 2006, respectively was attributed to the Company’s operations in China.  Income tax expense related to China income for 2007 and 2006 is $554,532 and $282,060, respectively.

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 9 -  TAXES (Continued)

(b) Tax Holiday Effect (Continued)

The effects of the income tax expense reductions available to the Company are as follows:

	2007	2006
Tax holiday effect	$665,334	$332,232

 (c) Value Added Tax ("VAT")

Enterprises or individuals who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with the PRC laws. The value added tax standard rate was 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company's finished products can be used to offset the VAT due on the sales of the finished products.

The VAT payable balance of $193,399 and $70,668 at December 31, 2007 and 2006, respectively were included in accrued liabilities and other payables in the accompanying balance sheet.

NOTE 10 – CONCENTRATION

The Company’s major customers for the years ended December 31, 2007 and 2006, respectively who accounted for the following percentage of total sales and accounts receivable are as follows:

	Sales		Accounts Receivable
	December 31,		December 31,
Major Customers	2007	2006	2007	2006
Company A	20%	50%	27%	24%
Company B	18%	-	0%	-
Company C	11%	18%	8%	21%
Company D	8%	7%	3%	10%
Company E	5%	-	17%	-

The Company’s major suppliers for the year ended December 31, 2007 and 2006, respectively who accounted for the following percentage of total purchases and accounts payable are as follows:

	Purchases		Accounts Payable
	December 31,		December 31,
Major Suppliers	2007	2006	2007	2006
Company F	11%	3%	21%	8%
Company G	7%	4%	-	-
Company H	7%	7%	11%	-
Company I	7%	6%	8%	-
Company J	7%	2%	5%	20%

SHENZHEN SHENGTAI INDUSTRIAL COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 11 – REGISTERED CAPITAL

	2007		2006
Derong Zou	$1,293,425	99%	$108,731	90%
Xuanfang Liu	-	-	12,081	10%
Weidong Chen	12,081	1%	-	-
	$1,305,506	100%	$120,812	100%

NOTE 12 – SUBSEQUENT EVENT

(a) On March 19, 2008, dividend amounting to $2,772,058 was declared and approved by the Company’s board of directors.

(b) On July 6, 2008, Happy Corporation Limited (“HCL”) entered into an Equity Purchase Agreement to acquire 100% interest of the Company from its shareholders. The Equity Purchase Agreement was subsequently closed on July 10, 2008 and approved by the Shenzhen Bureau of Commerce on August 8, 2008.

(c) On October 9 , 2008, the shareholders of HCL and Bay Peak 1 Acquisition Corp. (“Bay Peak 1”) closed a Share Exchange Agreement, whereby Bay Peak 1 is to issue the shareholders of HCL 36,580,586 shares of Bay Peak 1’s common stock in exchange for 100% of the issued and outstanding capital stock of HCL. This share exchange transaction resulted in the Company becoming a wholly owned subsidiary of Bay Peak 1.

SHENGTAI POWER INTERNATIONAL, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007

SHENGTAI POWER INTERNATIONAL, INC.
UNAUDITED PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2007

	SHENZHEN	HAPPY	SHENGTAI	PRO FORMA	PRO FORMA
	SHENGTAI	CORPORATION	POWER	ADJUSTMENT	ADJUSTMENT	PRO FORMA
	INDUSTRIAL	LIMITED	INTERNATIONAL,	(1)	(2)
	COMPANY		INC
ASSETS
CURRENT ASSETS
Cash and cash
equivalents	$500,943	$-	$-			$500,943
Accounts receivable	3,173,234	-	-			3,173,234
Inventories	1,073,270	-	-			1,073,270
Notes receivable	515,265	-	-			515,265
Other receivables	20,288	-	-			20,288
Deposits and
prepayments	64,894	-	-			64,894
Due from a director	-	1,289	-			1,289
Deferred tax assets	76,638	-	-			76,638
Total Current Assets	5,424,532	1,289	-			5,425,821

NON-CURRENT ASSETS
Equipment, net	1,677,838	-	-			1,677,838
Intangible asset, net	586,309	-	-			586,309
Deferred tax assets	4,588	-	-			4,588
Total Non-Current Assets	2,268,735	-	-			2,268,735
TOTAL ASSETS	$7,693,267	$1,289	$-			$7,694,556

LIABILITIES AND
SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$806,019	$-	$-			$806,019
Accrued liabilities and
other payables	975,443	-	-			975,443
Customer deposits	17,100	-	-			17,100
Taxes payable	261,323	-	-			261,323
Due to a director	3,770	-	-			3,770
Deferred tax liabilities	22,364	-	-			22,364

Total Current Liabilities	2,086,019	-	-			2,086,019

SHAREHOLDERS' EQUITY
Common stock, $0.001
par value, 190,000,000
shares authorized,
39,116,831 shares issued
and outstanding	1,305,506	1,289	39,117	(1,305,506)	(1,289)	39,117

Additional paid in capital	-	-	-	1,305,506	1,289	1,306,795
Retained earnings	3,794,683	-	(39,117)			3,755,566
Accumulated other
comprehensive income	507,059	-	-			507,059
Total Shareholders’
Equity	5,607,248	1,289	-			5,608,537

TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$7,693,267	$1,289	$-			$7,694,556

(1) To reclassify the registered capital of Shenzhen Shengtai Industrial Company Limited to Additional paid in capital

(2) To reclassify the registered capital of Happy Corporation Limited to Additional paid in capital

SHENGTAI POWER INTERNATIONAL, INC.
UNAUDITED PRO FORMA INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2007
	SHENZHEN
	SHENGTAI	HAPPY	SHENGTAI POWER
	INDUSTRIAL	CORPORATION	INTERNATIONAL,
COMPANY LIMITED		LIMITED	INC	PRO FORMA

REVENUE	$16,682,754	$-	$-	$16,682,754
COST OF GOODS SOLD	11,472,552	-	-	11,472,552

GROSS PROFIT	5,210,202			5,210,202

General and administrative expenses	1,169,055	-	-	1,169,055
Selling expenses	346,776	-	-	346,776
Total operating expenses	1,515,831	-	-	1,515,831

INCOME FROM OPERATIONS	3,694,371	-	-	3,694,371

FINANCE EXPENSES, NET	(6,284)	-	-	(6,284)

OTHER INCOME (EXPENSE), NET	8,212	-	-	8,212

INCOME BEFORE INCOME TAX EXPENSE	3,696,299	-	-	3,696,299

INCOME TAX EXPENSE	554,532	-	-	554,532

NET INCOME	$3,141,767	$-	$-	$3,141,767

NUMBER OF SHARES
OUTSTANDING - BASIC AND FULLY				39,116,831
DILUTED

EARNING PER SHARE - BASIC AND
FULLY DILUTED				$0.08

SHENGTAI POWER INTERNATIONAL, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007

The following unaudited pro forma financial statements for Shengtai Power International, Inc. (the “Company”) have been prepared to illustrate the Company’s reverse acquisition of Happy Corporation Limited (“HCL”), a Hong Kong limited company and its wholly owned PRC subsidiary, Shenzhen Shengtai Industrial Company Limited (“Shengtai.”)

The unaudited pro forma financial information combines the historical financial information as of and for the period ended December 31, 2007. The unaudited pro forma balance sheet assumes that the merger was completed on Dec. 31, 2007. The unaudited pro forma statements of operations give effect to the merger as if the merger had been completed on January 1, 2007.

These unaudited pro forma financial statements are for information purposes only. They do not purport to indicate the results that would have actually been obtained had the reverse merger been completed on the assumed dates or for the periods presented, or which may be realized in the future. The accounting adjustments reflected in these unaudited pro forma consolidated financial statements included herein are preliminary and are subject to change. The accompanying notes are an integral part of these pro forma consolidated financial statements.

On October 9, 2008, the Company completed a reverse acquisition transaction through a share exchange with HCL, whereby the Company issued to the shareholders of HCL, 36,580,586 shares of common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of HCL. HCL thereby became the Company’s wholly owned subsidiary and its subsidiary, Shengtai, became the Company’s indirect subsidiary.  Except for Shengtai, the other two companies had no operations during 2007 and had no expense or income in 2007.

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share.  Following the completion of the merger, there were 39,116,831 issued and outstanding.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement, dated as of July 1, 2007, among the registrant, Happy Corporation Limited and the shareholders of Happy Corporation Limited (incorporated by reference to Exhibit 2.1 of the Company’s Form 10, filed on October 27, 2008)

2.2	Second Joint Plan of Reorganization, dated June 22, 2004 (incorporated by reference to Exhibit 2.2 of the Company’s Form 10, filed on October 27, 2008).
3.1

Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on October 22, 2008 (incorporated by reference to Exhibit 3.1 of the Company’s Form 10, filed on October 27, 2008).

3.2	Amended and Restated Bylaws, adopted October 16, 2008, by the registrant (incorporated by reference to Exhibit 3.2 of the Company’s Form 10, filed on October 27, 2008).
4.1	VT Video 2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 of the Company’s Form 10, filed on October 27, 2008).
4.2	Plan Warrant Agreement of Visitalk Capital Corporation, effective as of June 22, 2004 (incorporated by reference to Exhibit 4.2 of the Company’s Form 10, filed on October 27, 2008)
10.1

Securities Purchase Agreement (and Amendment of Engagement Agreement), dated September 18, 2008, by and among Happy Corporation Limited, Shenzhen Shengtai Industrial Co., Ltd., BayPeak LLC and Shaoping Lu (incorporated by reference to Exhibit 10.1 of the Company’s Form 10, filed on October 27, 2008)

10.2

Capital Contribution Agreement, dated July 1, 2008, by and among John Eliasov, Happy Corporation Limited, the registrant, Derong Zou and Chen Weidong (incorporated by reference to Exhibit 10.2 of the Company’s Form 10, filed on October 27, 2008)

10.3	Loan Agreement, dated June 11, 2008, by and among Derong Zou, Chen Weidong and John Eliasov (incorporated by reference to Exhibit 10.3 of the Company’s Form 10, filed on October 27, 2008)
10.4	Option Agreement, dated June 11, 2008, by and among Derong Zou, Chen Weidong and John Eliasov (incorporated by reference to Exhibit 10.4 of the Company’s Form 10, filed on October 27, 2008)
10.5

Equity Transfer Agreement, dated March 28, 2008, among Happy Corporation Limited, Derong Zou and Weidong Chen (incorporated by reference to Exhibit 10.5 of the Company’s Form 10, filed on October 27, 2008)

10.6

Share Transfer Agreement, dated June 6, 2008, among Derong Zou, Weidong Chen and Happy Corporation Limited (English Translation) (incorporated by reference to Exhibit 10.6 of the Company’s Form 10, filed on October 27, 2008)

10.7

Workshop Lease Agreement, dated September 27, 2005, between Shenzhen Xin He Share-cooperative Company and Shenzhen Shengtai Industrial Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.7 of the Company’s Form 10, filed on October 27, 2008)

10.8

Dormitory Lease Agreement, dated September 27, 2005, between Shenzhen Xin He Share-corporative Company and Shenzhen Shengtai Industrial Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.8 of the Company’s Form 10, filed on October 27, 2008)

10.9

Real Estate Lease Agreement, dated September 25, 2006, between Shenzhen Sha Jing Sha Yi Share-cooperative Company and Shenzhen Shengtai Industrial Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.9 of the Company’s Form 10, filed on October 27, 2008)

10.10

Technology Transfer Agreement (Patent Application Right), dated April 3, 2007, between Shenzhen Shengtai Industrial Co., Ltd. and Feng Ding (English Translation) (incorporated by reference to Exhibit 10.10 of the Company’s Form 10, filed on October 27, 2008)

10.11

Employment Agreement, dated December 18, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and Derong Zou (English Translation) (incorporated by reference to Exhibit 10.11 of the Company’s Form 10, filed on October 27, 2008)

10.12

Employment Agreement, dated December 18, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and Hongdong Zhang (English Translation) (incorporated by reference to Exhibit 10.12 of the Company’s Form 10, filed on October 27, 2008)

10.13

Employment Agreement, dated December 18, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and Tong Luo (English Translation) (incorporated by reference to Exhibit 10.13 of the Company’s Form 10, filed on October 27, 2008)

10.14

Technical Consultant Retaining Agreement, dated as of January 1, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and the University of Electronic Science and Technology of China (English Translation) (incorporated by reference to Exhibit 10.14 of the Company’s Form 10, filed on October 27, 2008)

10.15

Technical Consultant Retaining Agreement, dated as of January 1, 2005, between Shenzhen Shengtai Industrial Co., Ltd. and The 43rd Research Institute of China Electronic Technology (English Translation) (incorporated by reference to Exhibit 10.15 of the Company’s Form 10, filed on October 27, 2008)

10.16

Technological Cooperation Agreement, dated as of October 15, 2004, between Shenzhen Shengtai Industrial Co., Ltd. and the University of Electronic Science and Technology of China (English Translation) (incorporated by reference to Exhibit 10.16 of the Company’s Form 10, filed on October 27, 2008)

10.17

Technological Cooperation Agreement, dated as of October 15, 2004, between Shenzhen Shengtai Industrial Co., Ltd. and The 43rd Research Institute of China Electronic Technology (English Translation) (incorporated by reference to Exhibit 10.17 of the Company’s Form 10, filed on October 27, 2008)

21	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 of the Company’s Form 10, filed on October 27, 2008)
23*	Consent of K.P. Cheng & Company
24*	Power of Attorney (included on the signature page of this registration statement)

* Filed herewith